UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

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Fairchild Semiconductor International, Inc.
3030 Orchard Parkway
San Jose, California 95134
www.fairchildsemi.com

Notice of Annual Stockholders’ Meeting

and Proxy Statement

DATE	Wednesday, May 20, 2015

TIME	8:30 a.m.

PLACE	Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California 95134

ITEMS OF BUSINESS	1.	To elect the nine directors named in the proxy statement (proposal summary at page 4).

2.	To approve several amendments to the Fairchild Semiconductor 2007 Stock Plan, including an amendment increasing the number of shares available for issuance under the Plan by 4,400,000 shares (proposal summary at page 7).

3.	To approve amendments to the Fairchild Semiconductor 2007 Stock Plan to align our equity awards to nonemployee directors with current market standards (proposal summary at page 11).

4.	To vote on an advisory resolution to approve our executive compensation.

5.	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2015.

6.	Stockholders also will attend to other business that may properly come before the meeting.

RECORD DATE	March 25, 2015

HOW TO VOTE	By Internet:	The website for internet voting is on the Notice of Internet Availability. Internet voting is available 24 hours a day.

By Telephone:	Vote by telephone using the directions on the Notice of Internet Availability. Telephone voting is available 24 hours a day.

By Mail:	If you choose to receive a printed copy of the proxy materials, you may vote by marking the card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

In Person:	Attend the meeting and vote in person.

See page 1 of the proxy statement and the proxy or voting instruction card for more information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 20, 2015	This Proxy Statement and our Annual Report to Stockholders are available at www.edocumentview.com/FCS

IMPORTANT	Please vote as soon as possible to save additional soliciting expense to the company. The proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting.

By order of the board of directors,

Mark S. Thompson, Chairman, President and Chief Executive Officer

Paul D. Delva, Secretary

April 9, 2015

PROXY STATEMENT

GENERAL INFORMATION
Why We Are Sending You this Notice and Proxy Statement	1
Your Form of Share Ownership Affects How You Can Vote	1
Your Proxy Can Be Revoked	2
Voting Rights of Stockholders and Other Requirements	2
PROPOSALS TO BE VOTED ON AT THE MEETING	4
1. Election of Directors	4
2. Proposal to Approve Several Amendments to the Fairchild Semiconductor 2007 Stock Plan Including an Amendment Increasing the Number of Shares Available for Issuance under the Plan by 4,400,000 Shares	7
3. Proposal to Approve Amendments to the Fairchild Semiconductor 2007 Stock Plan to Align our Equity Awards to Nonemployee Directors with Current Market Standards	11
4. Advisory Resolution to Approve our Executive Compensation	23
5. Proposal to Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm of the Company for 2015	25
Other Business	26
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES	27
Governance at Fairchild Semiconductor	27
Transactions with Related Parties	28
Policies and Procedures for Approval of Related Party Transactions	28
Compensation Committee Interlocks and Insider Participation	28
Board Committees	29
The Board’s Oversight of Risk	30
Stockholder Recommendations for Director Candidates	30
Stockholder Communications with the Board	30
Report of the Compensation Committee	32
DIRECTOR COMPENSATION	33
EXECUTIVE COMPENSATION	35
Compensation Discussion and Analysis	35
Summary Compensation Table	51
Fiscal 2014 Grants of Plan-Based Awards	52
Employment Agreements	53
Outstanding Equity Awards at 2014 Fiscal Year-End	55
Fiscal 2014 Stock Vested	56
Nonqualified Deferred Compensation	56
Potential Payments Upon Termination or Change in Control	56
Securities Authorized for Issuance Under Equity Compensation Programs	60
STOCK OWNERSHIP BY GREATER THAN 5% STOCKHOLDERS, DIRECTORS AND CERTAIN EXECUTIVE OFFICERS	61
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	62
2016 STOCKHOLDER PROPOSALS	62
HOW TO GET MORE INFORMATION AND MATERIALS	63
COSTS OF SOLICITING PROXIES	64
Exhibit A—Fairchild Semiconductor 2007 Stock Plan	A-1
Directions to the Annual Meeting	A-20

Annual Stockholders’ Meeting

May 20, 2015

PROXY STATEMENT

The annual stockholders’ meeting will take place on Wednesday, May 20, 2015, at 8:30 a.m., at the headquarters of Fairchild Semiconductor International, Inc., 3030 Orchard Parkway, San Jose, California.

Why We Are Sending You this Notice and Proxy Statement

The board of directors is soliciting your proxy to vote your shares at the upcoming stockholders’ meeting. This year we are continuing our practice of using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, on or about April 9, 2015, we are mailing to many of our stockholders a Notice of Internet Availability (“Notice”) instead of a paper copy of this proxy statement and our 2014 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how our stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report and a form of proxy card or voting instruction card. For all stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, we will send, on or about April 9, 2015, a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

The proxy process gives you the opportunity to direct how your shares will be voted, whether or not you attend the meeting in person. If you vote using the Internet or by telephone, or if you sign and return a proxy or voting instruction card, your shares will be voted according to your instructions. Specify your choices by marking the appropriate boxes. If you sign and return the card without specifying choices, your shares will be voted for each of the nine director nominees in Proposal 1 and for Proposal 2, Proposal 3, Proposal 4 and Proposal 5. The persons named on the proxy card will have discretionary authority to vote proxies on any other matter that properly comes before the meeting or any adjournment or postponement thereof.

If you are a beneficial owner, as described below, and your shares are held by a bank, broker or other nominee, you may vote by telephone or on the Internet by following the directions on your voting instruction card.

Your Form of Share Ownership Affects How You Can Vote

Most stockholders hold their shares through a bank, broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or nominee:

Stockholders of record are those whose shares are registered directly in their names with our transfer agent, Computershare Shareholder Services, Inc. These stockholders receive proxy materials directly from our transfer agent and have the right to grant a proxy to the company or to vote in person at the meeting. If you are a stockholder of record and received a paper copy of our proxy materials, a proxy card is enclosed for your use.

Beneficial owners are those whose shares are held in a bank or brokerage account or held by another nominee. These shares are often referred to as street name shares. Beneficial owners have the right to direct their brokers or nominees how to vote, and are also invited to attend the annual meeting. If you are a beneficial owner and received a paper copy of our proxy materials, a voting instruction card is enclosed for you to provide instructions to the broker or nominee holding your shares. You may also vote by telephone or on the Internet by following the directions on your voting instruction card. However, since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Your Proxy Can Be Revoked

Signing and returning the proxy card or voting instruction card, or voting on the Internet or by telephone will not affect your right to attend the annual meeting and vote in person. If you are a stockholder of record and attend the annual meeting in person, you may, if you wish, vote by ballot at the meeting, which would cancel any proxies previously given. In addition, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company, or by filing any instrument revoking your prior proxy. If your shares are held in street name, you must contact your bank, broker or other nominee prior to the meeting if you wish to revoke or change prior voting instructions.

Voting Rights of Stockholders and Other Requirements

Who May Vote. All holders of Fairchild Semiconductor common stock at the close of business on March 25, 2015, the record date, are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting. On that date there were 116,577,394 shares of common stock outstanding.

Quorum. The holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. If you sign and return your proxy card or voting instruction card, or vote by telephone or the Internet on any proposal, your shares will be part of the quorum for the meeting, even if you abstain from voting.

Broker Non-Votes. Broker non-votes occur when nominees, such as brokers holding shares on behalf of their beneficial owner customers, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only if they are permitted to do so under applicable stock exchange rules. For this meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposal 5 (ratification of independent registered public accounting firm). On all other proposals, including Proposal 1 (election of directors), Proposal 2 (amendment to the stock plan to add shares), Proposal 3 (amendments to the stock plan regarding equity awards to nonemployee directors) and Proposal 4 (advisory resolution to approve our executive compensation), if you are a beneficial owner and do not give your broker or nominee specific voting instructions, your shares cannot be voted on those proposals, and your shares would then be referred to as “broker non-votes” on the proposal in question.

Vote Requirements to Approve Proposals; Effects of Abstentions and Broker Non-Votes. In the election of directors (Proposal 1), directors must be elected by a majority vote. Under our bylaws, this means that the number of shares voted “for” a director must exceed the number of shares voted “against” the director. Abstentions and broker non-votes are not counted in determining whether a director is elected. Thus, assuming a quorum is present for the meeting, abstentions and broker non-votes have no effect in the election of directors.

In Proposal 2 and Proposal 3, we are seeking your approval to amend the 2007 stock plan. Each of these proposals will be approved if a majority of shares present in person or by proxy and entitled to vote on the proposal are voted in favor. Abstentions on either Proposal 2 or Proposal 3 have the effect of a vote against the proposal because they reflect shares that are present and entitled to vote, but are not voted in favor. Broker non-votes are not counted in determining whether either Proposal 2 or Proposal 3 is approved because they are not included in the number of shares present and entitled to vote.

Proposal 4 is a non-binding resolution to approve our executive compensation as disclosed in the Compensation Discussion and Analysis section of this proxy statement. Although this advisory vote is not binding upon the company, the board and the compensation committee review the voting results and take them into consideration when making decisions regarding compensation programs. Proposal 4 will be approved if a majority of the shares present in person or by proxy and entitled to vote on the proposal are voted in favor. Abstentions have the effect of a vote against the proposal because they reflect shares that are present and entitled to vote, but are not voted in favor. Broker non-votes are not counted in determining whether Proposal 4 is approved because they are not included in the number of shares present and entitled to vote.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015 (Proposal 5) will be approved if a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they are present and entitled to vote, but are not voted in favor. Because brokers have discretion to vote their customers’ shares on Proposal 5, broker non-votes are not expected to occur.

Votes will be tabulated by the inspector of election appointed for the meeting, who will also determine whether a quorum is present.

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal 1. Election of Directors.

Proposal Summary

The following incumbent directors have been nominated for election for one-year terms and until their successors are elected and qualified:

Name	Age	Position
Charles P. Carinalli	66	Principal, Carinalli Ventures
Randy W. Carson	64	Former Chief Executive Officer, Electrical Group, Eaton Corporation
Terry A. Klebe	60	Former Vice Chairman and Former Senior Vice President and Chief Financial Officer, Cooper Industries plc
Anthony Lear	67	Former Senior Vice President and Regional Executive, Greater China, NXP Semiconductors
Catherine P. Lego	58	Founder, Lego Ventures LLP and Former General Partner, the Photonics Fund LLP
Kevin J. McGarity	69	Former Senior Vice President, Worldwide Sales and Marketing, Texas Instruments Incorporated
Bryan R. Roub	73	Former Senior Vice President and CFO, Harris Corporation
Ronald W. Shelly	71	Former President, Solectron Texas
Mark S. Thompson	58	Chairman, President and CEO, Fairchild Semiconductor International, Inc.

Unless otherwise specified by stockholders, proxies will be voted for these nine nominees. Each nominee has consented to his or her nomination and, to our knowledge, will serve as a director if elected. If a nominee becomes unavailable before the election, proxies may be voted for other persons recommended by the board. Proxies cannot be voted for more than nine persons.

The board of directors unanimously recommends voting “for” each of the above nominees.

A summary of each nominee’s business experience and qualifications follows.

Director and Nominee Experience and Qualifications.

The nominating and governance committee reviews with the board, on an annual basis, the requisite skills and characteristics of new and existing board members as well as the composition of the board as a whole. This assessment includes members’ independence, as well as consideration of their business and industry experience, skills and areas of expertise, diversity and age, in the context of the needs of the board. The board and the nominating and governance committee then consider these and a variety of other factors in evaluating potential new director candidates and considering incumbent directors for renomination to the board. More specifically, the nominating and governance committee evaluates candidates based on the candidates’ level and diversity of experience and knowledge (including with respect to gender and ethnic diversity, and with specific application to the semiconductor industry and issues relevant to the company), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate and the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. The board also has determined that it is important to have directors with skills and experience in product design, manufacturing, sales and marketing, finance, international business experience and experience in our customer and application markets. Accordingly, one or more of these factors may be given more weight in a particular case, no single factor would be viewed as determinative, and the committee has not specified any minimum qualifications that the committee believes must be met by any particular nominee. The nominating and governance committee and the board monitor and assess the composition of the board and the commitment to diversity of its members by referring to gender and ethnic diversity in the review and discussion of new director candidates and when assessing the composition of the board. The experience and qualifications included in this section provide the basis for the company’s belief that each nominee possesses the skills, attributes and expertise necessary to serve as a director.

CHARLES P. CARINALLI became a director in February 2002. He has over 40 years of experience in the semiconductor industry. From 1999 to 2001, he was Chairman and Chief Executive Officer of Adaptive Silicon, Inc., a fabless semiconductor company. From 1996 to 1999 he was President and Chief Executive Officer of Wavespan Corporation. He previously worked in several management and executive positions with National Semiconductor Corporation from 1970 to 1996, including as Senior Vice President and Chief Technical Officer from 1992 to 1996. Mr. Carinalli is also a director of Extreme Networks, Inc. and Atmel Corporation.

As a result of his over 40 years of experience in the semiconductor industry, Mr. Carinalli has significant experience in and an understanding of semiconductor technology, emerging market opportunities, new product development processes and related management and organizational issues, as well as senior executive experience with a large semiconductor manufacturing company. Mr. Carinalli’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

RANDY W. CARSON became a director in March 2010. From 2000 to February 2009, Mr. Carson served as Chief Executive Officer of the Electrical Group of Eaton Corporation, a global diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution and control. Mr. Carson retired from Eaton in May 2009 following ten years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International. Mr. Carson is also chairman of the board of directors of Graftech International, Ltd. and a director of Nordson Corporation.

Mr. Carson has senior executive experience managing large, multi-billion-dollar global businesses, as well as direct experience in important power markets we serve. Mr. Carson’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

TERRY A. KLEBE became a director in May 2011. From February 2010 through April 2011, Mr. Klebe served as Vice Chairman of Cooper Industries plc, a multinational manufacturing company with over 100 manufacturing facilities across the globe and businesses that ranged from high technology and software to electrical components and solutions. From November of 2002 to May of 2010, Mr. Klebe served as the Senior Vice President and Chief Financial Officer of Cooper Industries. Prior to his appointment as CFO, Mr. Klebe served in various senior level positions at Cooper Industries including Senior Vice President, Strategic Sourcing and Chief Information Technology Officer. Prior to joining Cooper Industries in 1995, Mr. Klebe was a partner at Ernst & Young LLP. In addition to his role at Cooper Industries, Mr. Klebe formerly served as a director and Chairman of the Audit Committee of the parent company of Apex Tool Group, a global company with $1.5 billion in revenue and operations throughout the world. Mr. Klebe also serves as a trustee of Pneumo Abex Trust.

Mr. Klebe has senior executive experience managing global businesses as well as direct experience in finance, accounting and auditing, global sourcing, mergers and acquisitions, and business systems across a global manufacturing company.

ANTHONY LEAR became a director in September 2008. He was Senior Vice President and Regional Executive of NXP Semiconductors, an international semiconductor manufacturing company, from its spin-off from Philips Semiconductors in October 2006 until his retirement in July 2007. He was previously Senior Vice President and General Manager, Greater China, at Philips Semiconductors from 2003 to 2006. Prior to that, he was Chief Executive Officer of SSMC, a privately held silicon wafer foundry company in Singapore.

Mr. Lear joined Philips Electronics in 1996 as Senior Vice President and General Manager of the semiconductor division in Germany and previously held senior management positions at Seagate Microelectronics, Integrated Power Semiconductors and Texas Instruments. He has served as a director on a number of company boards, including Advanced Semiconductor Manufacturing Ltd. (ASMC), a Shanghai-based public company, and two privately held joint venture companies in China, T3G and Jilin NXP Semiconductor Ltd. Mr. Lear has over 40 years of high-tech and semiconductor industry experience with an extensive background in operations, technology and business strategy management. He has senior executive experience managing large international businesses and direct experience managing businesses in China for an international semiconductor company.

CATHERINE P. LEGO became a director in August 2013. Since 1992, she has been the founder of Lego Ventures LLC, a firm that provides consulting services to early-stage electronics companies in the areas of finance, strategic planning and corporate business development. She was previously the general partner and founder of The Photonics Fund, LLP, an early stage venture capital investment firm focused on investing in components, modules and systems companies for the fiber optics telecommunications market from 1999 to 2009. Ms. Lego was also general partner at Oak Investment Partners, a venture capital firm, from 1981 to 1992. Prior to Oak Investment Partners, she practiced as a Certified Public Accountant with Coopers & Lybrand. Ms. Lego is also a director of SanDisk Corporation and LAM Research Corporation.

Ms. Lego has extensive experience working with advanced technology companies and semiconductor companies specifically. In addition to her finance and venture capital experience, Ms. Lego also has extensive public company experience. She has served on the board of SanDisk Corporation from 1989 to 2002 and again from 2004 to the present. She has also been on the board of Lam Research Corporation since 2006. She serves as chair of the audit committee at SanDisk Corporation. In addition to her current board assignments, she has previously served on the board of directors of ETEC Corporation, a producer of electron beam lithography tools; Uniphase Corporation (presently JDS Uniphase Corporation) and Micro Linear Corporation, a fabless analog semiconductor company.

KEVIN J. McGARITY has been a director since November 2005. From 1988 to 1999, he served as Senior Vice President of Worldwide Marketing and Sales for Texas Instruments Incorporated. In addition, during his career with Texas Instruments, he also had responsibility for Global Semiconductor IT and Quality and spent five years in Europe in a variety of managerial positions. He is currently a consultant to global companies in the semiconductor industry. Mr. McGarity also serves as a director of Altera Corporation.

Mr. McGarity has experience with and an understanding of international semiconductor businesses generally, and semiconductor sales and marketing specifically. He also is experienced and knowledgeable in high-performing technology-based manufacturing companies. Mr. McGarity’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

BRYAN R. ROUB became a director in March 2004. He was Senior Vice President and Chief Financial Officer of Harris Corporation, an international communications equipment and systems company, from 1984 until his retirement in 2006. He was previously Executive Vice President-Finance at Midland-Ross Corporation. Prior to that, he was a member of the audit staff of Ernst & Ernst. He is a past Chairman of Financial Executives International (FEI) and a member of the American Institute of CPAs.

Mr. Roub has significant experience in finance, accounting and auditing matters, from both the business management and public accounting perspectives, as well as senior executive management experience in a large, global manufacturing company.

RONALD W. SHELLY became a director in June 1998. Until his retirement in 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April

1996 until his retirement. Mr. Shelly has more than 35 years of experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President of Custom Manufacturing Services.

Through his more than 35 years of experience in the semiconductor industry, Mr. Shelly has significant experience with and an understanding of the management of large, global semiconductor operations, including specifically with respect to manufacturing, logistics and customer service issues and the operational and organizational issues involved.

MARK S. THOMPSON became a director in May 2005 and was elected chairman of the board in May 2008. He has been Chief Executive Officer of Fairchild Semiconductor since May 2005 and was President from May 2005 until September 2012. He re-assumed the role of President in November 2014. He has over 25 years of high-technology industry experience. Prior to joining the company in December 2004, Mr. Thompson had been Chief Executive Officer of Big Bear Networks, Inc., since August 2001. He was previously Vice President and General Manager of Tyco Electronics, Power Components Division and, prior to its acquisition by Tyco, was Vice President of Raychem Corporation’s Electronics OEM Division. He is also a director of American Science and Engineering, Inc.

Mr. Thompson has over 25 years of high-technology industry experience. Mr. Thompson has an understanding of all aspects of the company, including management leadership, strategy development, day-to-day operations, product line management and new product and technology development, manufacturing, customer applications, electronic systems and components, distribution and other sales channels, business processes, international operations and global markets. He also has previous senior management experience in the power electronics industry. Mr. Thompson’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing governance practices at the company.

Proposal 2. Proposal to Approve Several Amendments to the Fairchild Semiconductor 2007 Stock Plan, Including an Amendment Increasing the Number of Shares Available for Issuance Under the Plan by 4,400,000 Shares.

Proposal Summary

We propose to amend the Fairchild Semiconductor 2007 Stock Plan -

(i) to add 4,400,000 shares to the total amount of shares available for issuance under the plan and

(ii) to make certain technical amendments to remove references to the New York Stock Exchange to reflect that the company’s stock is now listed on the NASDAQ Stock Market.

The new shares, when added to shares currently available under the plan, will support our 2015-2016 annual equity grant cycle and provide some additional shares to allow for expected recruitment and retention grants we may require during 2015. We expect to request additional shares for the next annual cycle at the 2016 stockholders’ meeting. A complete copy of the plan, as it is proposed to be amended, is attached as Exhibit A. The plan is our sole plan for providing equity compensation to our employees and directors. We also pay our executive officers Incentive Bonuses under this plan. Although a limited number of shares remain subject to issuance pursuant to outstanding awards that were made under prior plans, no awards have been made under prior plans since the 2007 stock plan was approved by stockholders.

You are urged to read this entire proposal and the complete plan document. We continue to believe that providing equity-based compensation is necessary to keep and attract employees that we compete for, and thus retain stockholder value.

The board of directors unanimously recommends voting “for” this Proposal 2.

Key Data:

The following table summarizes information regarding all the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of March 25, 2015.

	Exercisable	Non-Exercisable	Total
Total shares underlying all outstanding options	120,754	36,250	157,004
Weighted average exercise price of outstanding options			$12.38
Weighted average remaining contractual life of outstanding options			2.60 years
Total shares underlying all other outstanding equity awards			6,679,819
Shares available for awards, all plans			6,033,909
Shares of common stock issued and outstanding:
Undiluted			116,577,394
Diluted(1)			129,448,126

(1)	Includes all outstanding options and other equity awards, and shares available for all awards under all plans.

Key Plan Features:

The following is a list of some of the plan features that the board of directors believes are consistent with the interests of stockholders and sound corporate governance practices.

•

Option Exercise Prices Must Not Be Lower than Fair Market Value on the Grant Date. Our stock plan prohibits granting options or stock appreciation rights (SARs) if the exercise price on the grant date is lower than the fair-market value of underlying shares.

•

No Option Repricing Without Stockholder Approval. Other than in connection with a change in the company’s capitalization, the plan prohibits the repricing of stock options and SARs without the approval of stockholders.

•

Limited Ability to Grant Full-Value (i.e., Non-Option) Awards. The number of shares that may be issued during the term of the plan as “full-value awards” (meaning awards other than stock options and SARs), is limited under the plan by operation of the share formula in which full-value awards count on a 2-for-1 basis against the pool of shares available for issuance under the plan.

•

Vesting Restrictions on Restricted Stock, Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs). Grants of restricted stock, RSUs and DSUs that are not performance-based generally must have vesting periods of at least three years, subject to certain limited exceptions. If awards are performance-based, then performance must be measured over a period of at least one year.

•

Limited Grants to Nonemployee Directors. The plan limits the number of shares we may grant to nonemployee directors to no more than 15,000 RSUs upon their first election to the board and generally to no more than 15,000 RSUs per year for service on the board (the independent chairman or lead independent director may receive an award of up to two times the number of units granted to other nonemployee directors). See “Proposal 3—To approve amendments to the Fairchild Semiconductor 2007 Stock Plan to align our equity awards to nonemployee directors with current market standards” and “Director Compensation” below for a more detailed discussion of our current director compensation program.

•

No “Recycling” of Shares from Exercised Awards. Shares retained by or delivered to us to pay the exercise price of an outstanding stock option or SAR, shares retained by or delivered to us to pay withholding taxes in connection with the exercise of an outstanding stock option or SAR or the settlement of a full-value award, unissued shares resulting from the net settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises, do not become available for issuance as future awards under the plan.

•

Aggressive “Clawback” Provisions. The company has the ability to reclaim or “clawback” equity awards and cash incentive bonus awards paid pursuant to the plan in situations where the recipient engaged in an act of misconduct (as defined in the plan).

Why We Believe You Should Vote For this Proposal.

The board of directors recommends that stockholders approve this proposal because it believes the company needs the ability to grant an appropriate number of equity-based awards to effectively compete with our competitors for key employees. We believe that our equity award practices are appropriate when compared to those of our peers. Further, equity awards afford us the flexibility necessary to structure our compensation programs to be able to adapt to dynamic market conditions. Throughout the process, the committee makes a concerted effort to balance the company’s need for effective equity-based compensation with the stockholders’ interest in minimizing the dilutive impact of equity compensation.

The Continuing Need for Equity Awards to Remain Competitive. Equity-based awards are an important tool we utilize to attract and compete for senior management, product line managers, semiconductor design engineers, field application engineers and other key employees. The equity-based awards we grant to these key employees are common among companies in our peer group. As a result, we expect to continue to utilize equity awards as a key component of total compensation to remain competitive with our peers and to enhance our ability to attract and retain our key employees.

The dilutive effect of our equity programs is generally evaluated through the use of two metrics, burn rate and overhang. Simply stated, burn rate measures the impact of equity compensation on a company in a single year. In its most basic form, it is determined by dividing the total number of shares underlying all equity grants issued in a given year into the total number of shares outstanding. Overhang can be used to measure the long-term impact of a company’s equity compensation programs. It is determined by dividing the total shares underlying all available equity based compensation into the weighted average common shares outstanding. While overhang can provide some insight into equity compensation practices when an issuer has a stable share count outstanding, it can be misleading when a company has an aggressive share repurchase plan. Moreover, these simplistic calculations are not particularly beneficial in determining the true cost of a company’s equity compensation programs because (i) different kinds of equity grants have different financial costs associated with them and (ii) they are not conducive to benchmarking a company’s equity compensation practices against those of its peers.

To compensate for the inherent inaccuracy of these simple calculations, most companies look to third party consultants who have developed standardized methods of quantifying and evaluating equity compensation. Such standardized calculations facilitate peer-to-peer comparisons of equity compensation programs. We strive to state our burn rate and equity overhang in a manner that is consistent with the methodology utilized by Institutional Shareholder Services Inc. (“ISS”), a provider of governance-related services to the financial community. ISS modifies the simple burn rate and overhang calculations by making certain adjustments that take into account variables such as stock price volatility, the terms of the equity award and the vesting period. Using this methodology our ISS burn rate for 2014 was 5.50% and our average burn rate for fiscal year 2012 through 2014 was 5.14%.

The following chart displays our burn rate and overhang trend since 2012.*

*	Between 2009 and 2013, our equity overhang declined from a high of 18.8% in 2009 to a low of 13.1% at the conclusion of fiscal 2013. While our overhang increased from 13.1% in 2013 to 14.7% in 2014, the increase is primarily attributable to our reduced share count as a result of the combined impact of reduce stock option grants and share repurchases that occurred during 2014. During 2014, we repurchased 10,088,203 shares of our stock in the open market and our outstanding shares decreased from 126,195,375 at the end of fiscal 2013 to 117,677,463 at the end of fiscal 2014.

Relationship of this Proposal 2 and Proposal 3.

This Proposal 2 (to amend the stock plan to add shares) and Proposal 3 (to amend the stock plan to make changes to nonemployee director equity awards) each propose amendments to our stock plan, but are separate and independent proposals. In other words, stockholders are asked to consider and vote on each proposal separately, and it is possible that either, both or neither of the proposals will be adopted. The complete text of our stock plan, as it is proposed to be amended, is attached to this proxy statement as Exhibit A. Proposed amendments are marked in Exhibit A by struck-through text (to show deletions) and by bold, italicized, underlined text (to show additions). All of the proposed changes to the plan, except the change to the definition of “Deferred Stock Units” and the changes in Sections 8(g) and 8(h), reflect changes under this Proposal 2, and they will become effective if stockholders approve this Proposal 2, whether or not stockholders approve Proposal 3. The change to the definition of “Deferred Stock Units” and the changes in Sections 8(g) and 8(h) reflect changes under Proposal 3, and they will become effective if stockholders approve Proposal 3, whether or not stockholders approve this Proposal 2. Stockholders are urged to read the plan in its entirety to understand the effects of Proposal 2 and Proposal 3.

The board of directors recommends that stockholders approve this Proposal 2 because it believes the company needs the ability to grant an appropriate number of equity-based awards to effectively compete with our competitors for key employees. We believe that our equity award practices are appropriate when compared to those of our peers. Further, equity awards afford us the flexibility necessary to structure our compensation programs to be able to adapt to dynamic market conditions. Throughout the process, the committee makes a concerted effort to balance the company’s need for effective equity-based compensation with the stockholders’ interest in minimizing the dilutive impact of equity compensation.

In summary, the board of directors believes that stockholder approval of this Proposal 2 is necessary to remain competitive in our industry and that the proposal is consistent with the company’s compensation policy for senior management and employees (see “Compensation Discussion and Analysis” below). Accordingly, the board of directors recommends that stockholders vote “for” this proposal.

Proposal 3. To Approve Amendments to the Fairchild Semiconductor 2007 Stock Plan to Align Our Equity Awards to Nonemployee Directors with Current Market Standards.

Proposal Summary

In addition to the amendments to the Fairchild Semiconductor 2007 Stock Plan discussed in Proposal 2, we propose to amend the plan to make our equity awards to our Nonemployee Directors more competitive with our peers. Specifically, we propose -

(i) to clarify the plan by specifically including Performance Units and Restricted Stock Units within the definition of “Deferred Stock Units;”

(ii) to reduce the vesting period for annual equity grants to our nonemployee directors from 3 years to 1 year; and

(iii) to eliminate the current requirement that nonemployee directors defer receipt of shares underlying awards, and to instead provide an option to defer receipt of shares to a later date.

The plan currently provides that nonemployee directors receive two kinds of grants under the plan: up to 15,000 Deferred Stock Units upon their first election or appointment to the board (an “Initial Grant”), and an annual award of up to 15,000 Deferred Stock Units or, for the Lead Director or independent Chairman of the board, not more than 200 percent of the Deferred Stock Units granted to other nonemployee directors (the “Annual Grant”), each of which vest over the three-year period following grant. While three-year vesting for the Initial Grant remains consistent with the market practices of our peer group, three-year vesting for the Annual Grant is no longer consistent with the overwhelming majority of our peers. A market disconnect of this nature could impair our ability to attract and retain qualified nonemployee directors. We are therefore seeking approval of the amendments in this proposal to align nonemployee director compensation with market practices.

In addition, we believe it is in the best interests of the company to provide a stock plan under which awards are eligible to be deducted by us for federal income tax purposes. Thus, the 2007 stock plan is designed to permit the grant of awards to “covered employees” that are intended to qualify as “performance-based compensation” not subject to the $1 million deductibility cap under Section 162(m) of the Internal Revenue Code. For compensation to qualify as “performance-based,” the material terms of the performance goals under which compensation may be paid should be disclosed to and approved by the company’s stockholders at least once every five years. For purposes of Section 162(m), such material terms include: the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects is discussed in the “Summary Description of our Stock Plan” below. Approval of this Proposal 3 will be approval of each of these aspects of the 2007 stock plan for purposes of Section 162(m). Nonetheless, stockholder approval cannot guarantee that compensation will be treated as exempt “performance-based” compensation, and our compensation committee and board of directors will continue to have authority to provide compensation that is not exempt from the Section 162(m) limits on deductibility.

You are urged to read this entire proposal, including the information under the heading “Summary Description of our Stock Plan” beginning on page 11, and the complete plan document. The board of directors unanimously recommends voting “for” this Proposal 3.

Why We Believe You Should Vote For this Proposal.

In the years following the passage of the Sarbanes Oxley Act and the Dodd-Frank Act, the role of the independent director in the governance of public companies has increased dramatically. Independent directors now play a major role in many important governance functions of the company including oversight of risk management, succession planning and numerous other areas. For these reasons, our ability to attract and retain qualified nonemployee directors has become more critical. Recognizing the importance of the independent director in the modern public company, our compensation committee and the board have been focused on maintaining a compensation package for the board’s nonemployee directors that is competitive with our peers in the technology and semiconductor industries.

In May of each year, the compensation committee’s independent compensation consultant, Radford Surveys and Consulting (“Radford”), an AON/Hewitt company, provides benchmarking data for nonemployee director compensation. In 2014, the committee became aware that the company’s equity compensation program for nonemployee directors was not aligned with that of many of our peers in several respects. First, unlike the overwhelming majority of our peers, nonemployee directors are currently required to defer receipt of shares underlying vested equity awards for a minimum of three years or a longer period if established by the plan administrator. In its role as plan administrator, the compensation committee has established a minimum deferral period for nonemployee director awards of five years. Based on market research performed by Radford and on the research performed by the company on its specific peer group, the committee determined that requiring nonemployee directors to defer receipt of shares for any period of time at all was inconsistent with market practices. In fact, of the fifteen companies in our current peer group, not one requires nonemployee directors to defer receipt of shares underlying equity awards for any period of time, although several of them offer deferral of awards to nonemployee directors as an option.

In addition to the deferral requirement, the committee also determined that some of the company’s equity vesting requirements for nonemployee director awards were not aligned with the market or its peers. Specifically, Radford’s research showed that, while a three-year vesting period for initial grants is consistent with 64% of the technology companies participating in Radford’s annual survey, only 25% of that sample utilized vesting periods of more than one year for annual grants to nonemployee directors. The company’s own research of its peer group shows an even greater disparity. Of the fifteen companies in our current peer group, nine had vesting periods of one year or less for annual grants to nonemployee directors. Of the remaining six companies, only one had a two-year vesting period for such grants, while four companies provide nonemployee directors with a blend of both stock options that vest immediately upon issuance and restricted stock unit awards that vest over a three-year period (one member of our peer group did not disclose the vesting periods for equity grants to nonemployee directors.

As a result of its findings, the compensation committee and the board have determined that certain changes to the equity grant program for nonemployee directors are necessary to keep our program competitive with industry peers. The board proposes the following modifications to the stock plan relating to equity grants to nonemployee directors:

1.	Clarify the Definition of “Deferred Stock Units”.

The plan currently defines a Deferred Stock Unit as “an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future”. While Section 8 of the Plan identifies certain Deferred Stock Unit awards as being “based solely upon continued employment and/or the passage of time,” it does not specifically identify this kind of award as a Restricted Stock Unit or RSU. Similarly, Section 8 describes certain Deferred Stock Unit Awards as being “based on performance criteria and level of achievement versus such criteria,” but the plan does not specifically identify these kinds of awards as Performance Units or PUs. If approved, the proposed amendment to the Plan would clarify the definition of Deferred Stock Units to expressly include both Restricted Stock Units and Performance Units.

If Proposal 3 is approved, the Stock Plan will be amended to clarify the definition of “Deferred Stock Unit” by including the following underlined language at the end of the existing definition of “Deferred Stock Unit”:

“Deferred Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future. A Deferred Stock Unit that is based solely upon continued employment and/or the passage of time is a Restricted Stock Unit (“RSU”) while a Deferred Stock Unit that is based on performance criteria and a level of achievement versus such criteria is a Performance Unit (“PU”).

2.	Amend the Plan to State that Nonemployee Directors have an Option to Defer their Awards.

Under the current plan, nonemployee directors are required to defer receipt of shares underlying vested awards to the earlier of the nonemployee director’s termination of service as a member of the board or a date which “must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator.” The compensation committee, as the plan administrator, set five years as the requisite deferral period for awards to nonemployee directors. If the proposed amendment is approved, the plan will no longer require nonemployee directors to defer receipt of shares and instead will give each nonemployee director the option to defer such receipt.

If approved, Proposal 3 will create a new Section 8(h) of the plan, which will provide for the option to defer receipt of shares for a period of three years or another date determined in accordance with applicable tax or other law or regulation. Specifically, proposed Section 8(h) will read as follows:

(h) Deferral of Restricted Stock Unit Awards for Nonemployee Directors. Each Nonemployee Director shall have the option to defer settlement of any Award to one or more dates chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such other date as determined in accordance with applicable tax or other law or regulation (the “Deferral Date”). Awards to Nonemployee Directors shall be made only in accordance with the foregoing terms of paragraph (g) and this paragraph (h), and, except as specifically provided in this Plan, neither the Administrator nor the Board shall have any authority or discretion with respect to such Awards.

3.	Amend the Plan to Reduce the Vesting Period on Annual Grants to One Year from Three Years.

The plan currently provides that annual grants to nonemployee directors “shall vest ratably over the following three annual terms of the Nonemployee Director’s service on the Board” except that the award shall vest in full upon the director’s retirement. If approved, the proposed amendment to the plan will reduce the general vesting period for annual grants to one year from three years and retain the acceleration for full vesting upon a nonemployee director’s retirement.

Proposal 3 will amend Section 8(g) of the Stock Plan in several respects. First, it will change the title of Nonemployee Director equity grants from “Deferred Stock Units” to “Restricted Stock Units” to be consistent with the change to the definition of Deferred Stock Units. Second, it eliminates many of the provisions of Section 8(g) pertaining to share “settlement” which are no longer necessary given the revisions to the prior deferral provisions. Finally, the proposal amends Section 8(g) to reduce the vesting period for nonemployee director annual grants by deleting the provision which states that Annual Grants vest “ratably over the following three years of the Nonemployee Director’s service as a member of the Board” to state that Annual Grants “shall vest in full upon the first anniversary of the date of grant.” The proposed amendments do not change the requirement that initial grants (i.e., those made to nonemployee directors when they first join the board) will continue to vest over the three-year period following grant.

If Proposal 3 is approved, Section 8(g) of the Stock Plan will be amended as follows:

(g) ~~Deferred~~ Restricted Stock Units for Nonemployee Directors. Each Nonemployee Director shall receive an Award of not more than 15,000 ~~Deferred~~ Restricted Stock Units, as determined by the Board upon the recommendation of the Administrator, upon his or her first election or appointment to the Board, which Award (i) shall vest ratably over a period that expires in the thirty-sixth month following the month in which the Award is granted, except that the Award shall vest in full upon the Nonemployee Director’s Retirement., ~~and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law. or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator.~~ In addition, each Nonemployee Director other than the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than 15,000 ~~Deferred~~ Restricted Stock Units, and the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than two hundred percent of the number of ~~Deferred~~ Restricted Stock Units granted to the other Nonemployee Directors as their annual ~~Deferred~~ Restricted Stock Unit award, each as determined by the Board upon the recommendation of the Administrator, which Awards shall vest in full upon the first anniversary of the date of grant ~~ratably over the following three annual terms off the Nonemployee Director’s service on the Board,~~ except that the Award shall vest in full upon the Nonemployee Director’s Retirement. ~~and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law. or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator~~

In addition to the above modifications to the Plan, approval of this Proposal 3 will be considered approval of the material terms of the performance goals under which compensation may be paid under the plan for purposes of Section 162(m) of the Internal Revenue Code. The plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to Section 162(m)’s $1,000,000 deductibility cap. However, there can be no guarantee that amounts payable under the plan will be treated as qualified “performance-based compensation” under Section 162(m) or otherwise exempt from the limitations of Section 162(m) and the compensation committee retains discretion to award compensation that is not exempt from the limitations of Section 162(m). For purposes of this proposal, the material terms of the performance goals include: the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects is discussed in the “Summary Description of our Stock Plan” below.

Relationship of Proposal 2 and this Proposal 3.

Proposal 2 (to amend the stock plan to add shares) and this Proposal 3 (to amend the stock plan to make changes to non-director equity awards) each propose amendments to our stock plan, but are separate and independent proposals. In other words, stockholders are to consider and vote on each proposal separately, and it is possible that either, both or neither of the proposals will be adopted. The complete text of the plan, as it is proposed to be amended, is attached to this proxy statement as Exhibit A. Proposed amendments are marked in Exhibit A by struck-through text (to show deletions) and by bold, italicized, underlined text (to show additions). All of the changes under this Proposal 3 are reflected in the change to the definition of “Deferred Stock Units” and in changes to Sections 8(g) and 8(h) of Exhibit A. Those changes will become effective if stockholders approve this Proposal 3, whether or not stockholders approve Proposal 2. All other changes in Exhibit A reflect changes under Proposal 2, and they will become effective if stockholders approve Proposal 2, whether or not stockholders approve this Proposal 3. Stockholders are urged to read Exhibit A in its entirety.

In summary, the board of directors believes that stockholder approval of this Proposal 3 is necessary to keep its compensation plan for nonemployee directors competitive in our industry and to provide a stock plan under which awards are eligible to be deducted by us for federal income tax purposes. Accordingly, the board of directors recommends that stockholders vote “for” this proposal.

Summary Description of our Stock Plan

The following summary description is required by S.E.C. regulations. Capitalized terms used in this summary description have the meanings given to them in the plan, unless otherwise stated. The following summary description is qualified in its entirety by reference to the complete plan document, which is included in this proxy statement as Exhibit A.

Background and Purpose of the Plan.

The Fairchild Semiconductor 2007 Stock Plan (which we refer to as the “plan” or sometimes as the “2007 Plan”) was adopted by our board of directors on February 14, 2007 and was originally approved by stockholders at their annual meeting on May 2, 2007. The plan replaced the company’s former stock plan (or “Prior Plan”), and all previously adopted stock option plans of the company, except the 2000 Executive Stock Option Plan (or “2000 Plan”); see “Securities Authorized for Issuance Under Equity Compensation Programs” below. Thus, we no longer make awards under the Prior Plan [or the previously adopted stock option plans] and the 2000 Plan has since been terminated. We have successfully sought stockholder approval to add shares to the 2007 Plan each year beginning in 2008. The purpose of the plan is to give the company a competitive advantage in attracting, retaining and motivating its officers, employees, directors and consultants with various forms of equity compensation. The plan enables the company to provide incentives for future performance that are directly linked to its profitability and increases in stockholder value.

Description and Principal Features of the Plan.

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, as proposed to be amended by Proposals 2 and 3, which is attached to this proxy statement as Exhibit A. Stockholders are urged to read the plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Types of Awards Available Under the Plan. The plan allows the following types of awards:

•	stock options (including both incentive stock options (ISOs) and “non-qualified” stock options);

•	stock appreciation rights (SARs), alone or in conjunction with stock options;

•	shares of restricted stock;

•	deferred stock units (DSUs) which as the plan is proposed to be amended, consist of restricted stock units (RSUs) and performance units (PUs); and

•	incentive bonuses and tax offset bonuses.

Eligibility. Only current and prospective employees (including officers), nonemployee directors and certain individual consultants of Fairchild Semiconductor and its present or future subsidiaries and affiliates are eligible for awards under the plan. The board has identified these classes of individuals as those whose services are linked most directly to the profitability of the company’s businesses and to the interests of its stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the compensation committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the company and such other factors that the committee deems relevant in connection with accomplishing the purpose of the plan. As of March 25, 2015, approximately 2,038 employees and all eight non-employee directors were eligible for participation in the plan.

Administration. The plan is administered by the compensation committee of the board of directors. Members of the compensation committee are appointed by the board of directors. The committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	establish, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	determine plan participants who will receive awards and the timing of any such awards;

•	grant awards and determine their terms and conditions;

•

determine and verify the extent to which participants have satisfied any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting or ability to retain any award;

•	establish and amend the terms of the award agreements;

•	interpret and construe the plan and rules and regulations under the plan, including exceptions to any plan provisions in good faith and for the benefit of the company;

•	delegate its authority under the plan to one or more of the company’s officers, except with respect to matters that the committee is legally required to determine on its own; and

•	make all other determinations it deems necessary for the administration of the plan. The decisions and determinations of the committee with respect to the plan are final.

In addition, the compensation committee has the ability to delegate its authority under the plan to one or more of the company’s officers, except that the total number of Awards such officers may award may not exceed an annual allotment of shares approved by the compensation committee, and any such awards must be on a form of award agreement previously approved by the compensation committee. The decisions and determinations of the committee with respect to the plan are final

Stock Subject to Plan. The Administrator (i.e., the compensation committee) has the authority to issue various kinds of “awards” under the plan including Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units or Incentive Bonuses. The maximum number of shares that may be issued under the plan (prior to the amendment under Proposal 2 in this proxy statement) is equal to 31,788,118 (if Proposal 2 is approved, this number will be increased to 36,188,118), plus (i) any shares that remained available for issuance under the Prior Plan as of May 2, 2007, and (ii) any awards under the Prior Plan that remained outstanding as of May 2, 2007, and that on or after May 2, 2007 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

The board believes, based on the recommendation of the compensation committee, that an additional 4,400,000 shares are necessary to satisfy projected grants under the plan for our 2015 annual grant, and for recruitment and retention awards over the next year. In conjunction with amendments approved by stockholders at our 2013 annual stockholders’ meeting, we transferred the remaining share reserve of 694,499 shares under the 2000 Plan to the 2007 Plan and terminated the 2000 Plan. A total of 2,473,758 shares remained available for issuance under the Prior Plan as of May 2, 2007. As of March 25, 2015, the closing price of our common stock on the NASDAQ Stock Market was $18.12 per share.

The plan places limits on the company’s ability to issue shares by allocating a varying number of shares for different types of awards granted under the plan. Stock options and SARs count as one share against the shares available under the plan. Awards of restricted stock and DSUs, which include RSUs and PUs, are considered “full value awards” and each such award counts as two shares under the plan. Shares of common stock issued under the plan may either be authorized and unissued shares or previously issued shares acquired by the company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into this plan), the number of shares of common stock subject to such award again become available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. The plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, or unissued shares resulting from the net settlement of SARs, as well as shares purchased by us in the open market with the proceeds of exercised stock options, do not become available for issuance as future awards under the plan. Under the plan, no single participant may be granted stock options and SARs covering more than 2,000,000 shares of common stock in any calendar year, and no more than 500,000 shares of restricted stock and DSUs, or other performance-based awards that are Qualified Performance Based Awards (constituting performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code) may be granted to any participant in any fiscal year in the aggregate. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is

1,000,000 shares. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the plan that is intended to satisfy the requirements for Qualified Performance Based Awards shall not exceed $5,000,000. In the event there is a change in the capitalization of the company, such as a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event that affects the number and kind of the company’s shares outstanding, the compensation committee or board will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan. The committee or board will also make appropriate adjustments to the share limitation provisions for awards set forth in the plan, the number of shares subject to the plan, and the exercise price of outstanding awards. The committee or board has discretion to make such other equitable substitutions or adjustments as it may determine to be appropriate.

The following table shows the number of shares underlying grants of all types of awards under the plan during the last completed fiscal year to each executive officer named in the Summary Compensation Table in this proxy statement, all executive officers at the end of the year as a group, all nonemployee directors at the end of the year as a group, and all employees who are not executive officers, as a group:

Name and Position	Total Number of Plan Awards Granted(1)
Mark S. Thompson(2) President, Chief Executive Officer and Chairman	274,840

Mark S. Frey Executive Vice President, Chief Financial Officer and Treasurer	75,000

Paul D. Delva Senior Vice President, General Counsel and Corporate Secretary	40,000

Chris Allexandre Senior Vice President Worldwide Sales and Marketing	50,000

Kevin B. London Former Senior Vice President, Human Resources and	40,000

Vijay Ullal(3) Former President and Chief Operating Officer	100,000

Executive Officer Group	579,840

Non-Executive Officer Employee Group	2,712,401

Non-Employee Director Group	80,000

Total	3,372,241

(1)	Includes RSU and PU awards assuming 100% target achievement. In 2014 the company achieved 111% of the target achievement for PUs; see “Compensation Discussion and Analysis—Bonus Plan and Performance Unit Payout for 2014.”
(2)	Includes 24,840 shares granted to Mr. Thompson in March of 2015 for 2014 performance pursuant to the terms of his Long-Term Incentive Agreement dated December 22, 2010; see “Employment Agreements.”
(3)	Mr. London retired from his position on July 17, 2014 and Mr. Ullal departed the company on November 17, 2014.

Nonemployee director Grants. Grants to nonemployee directors are subject to certain limitations specified in the plan. Section 5(d) caps the number of stock option or SAR awards a nonemployee director may receive in any calendar year at 30,000 shares while DSU awards to nonemployee directors are capped at 15,000 shares in any such year. The plan provides for only three exceptions to these general cap limitations. First, in the term of service in which the nonemployee director first joins the board, he or she may receive an award of 200% of these limitations. Second, in the event that a nonemployee director first joins the board in the position of chairman of the board, the maximum number of shares granted to such nonemployee director may be up to 300% of the foregoing limitations. Finally, during the annual term in which a nonemployee is designated a lead director, the cap is raised to 200% of the foregoing limits. Our equity compensation program for nonemployee directors currently provides for an award of 10,000 DSUs upon initial election and 10,000 DSUs per year. Under our current program, our lead independent director, Mr. Shelly, receives the same number of DSUs as our other independent directors. The company awards the annual DSU grants promptly following the annual stockholders’ meeting. In cases where a new director is elected by the board between stockholders’ meetings, the company makes the DSU grant reflecting the director’s initial election, and the annual DSU grant, promptly after the director joins the board. In such situations, the company prorates the annual DSU grant to reflect only that portion of the term served. Grants for a director’s initial election vest in one-third increments on each of the first three anniversaries of the grant date. Currently our annual DSU awards also vest in one-third increments on each of the next three annual meeting dates. If Proposal 3 is approved, annual grants to nonemployee directors will vest in full on the first anniversary of the grant date. See Proposal 3 above for a discussion of proposed changes to our nonemployee director equity granting practices.

All equity awards to nonemployee directors are subject to earlier vesting if the director retires from the board after attaining age 65, or retires after attaining age 55 if the sum of the director’s age plus years of service on the board is 65 or greater. Nonemployee directors receive shares underlying vested awards on the earliest to occur of (1) the end of the director’s service on the board for any reason other than removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) a date chosen by the director at the time of the award. Currently, the director must choose a settlement date that is a minimum of three years following the grant date, or a longer minimum period as may be established by the compensation committee. The committee has set this period at five years. If Proposal 3 is approved, nonemployee directors will have the option to defer receipt of their shares but will no longer be required to defer receipt for any specified period of time. Vested awards and settled shares are credited to the director’s required holdings under our director stock ownership guidelines. This director equity program, including the ownership guidelines, was adopted by the board based on the recommendation of the compensation committee and the advice of compensation consultants retained by and reporting to the compensation committee. See Proposal 3 above for a discussion of proposed changes to our nonemployee director equity granting practices. Also, see “Director Compensation” below for a more detailed discussion of our current director compensation program.

Terms and Conditions of Stock Options. We have the ability to grant stock options to participants individually or in combination with other stock awards granted under the plan. Stock options are either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options. To date, all options granted by the company under the plan have been non-qualified stock options. All stock options granted under the plan are evidenced by an agreement between the company and the participant, which provides, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option and other terms and conditions. Subject to the express provisions of the plan, options generally may not exceed 10 years and must be exercised as the compensation committee determines. If the committee provides that any stock option is exercisable only in installments, the committee may elect at any time to waive such installment exercise provisions, in whole or in part. Such a decision may be based upon such factors as the committee, in its sole discretion, deems appropriate. The committee also has the ability to accelerate the exercisability of any stock option at any time.

The plan prohibits the grant of a stock option with an exercise price that is less than the fair-market value of the common stock subject to that option on the grant date. The lone exception to this prohibition occurs with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity. In such limited circumstances, the plan allows the exercise price per share to be less than 100% of the fair market value on the grant date, if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares otherwise deliverable upon exercise. Following termination of employment, options are generally exercisable for 30 days, except if the termination is the result of the option holder’s death or disability or qualifying retirement, in which cases vested options can be exercised for five years, or if the termination is the result of an involuntary termination not for cause, in which case the exercisability period is 90 days. If the termination is for cause, all options automatically terminate. If an option holder’s employment is terminated by the company “not for cause” or is terminated by the option holder for “good reason” within 24 months following a change in control, the option holder will generally have at least one year from the date of termination to exercise vested options. In all cases individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term. Upon receiving notice that a participant is exercising an option, the committee may elect to cash-out all or a portion of the shares for which the option will be exercised by paying the participant an amount, in cash or common stock, equal to the difference between the fair market value of the stock and the exercise price of the option, multiplied by the number of shares for which the option is being exercised. In certain events, the committee may permit option holders to cash-out any unexercised options under similar procedures within 60 days after a change in control.

Terms and Conditions of Restricted Stock and DSUs. In addition to stock options and SARs, we may issue restricted stock and DSUs under the plan. We refer to these as “full value awards” for purposes of determining the number of shares issued under the plan. We define a restricted stock award as an award or issuance of our common stock, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions as the compensation committee determines appropriate. A DSU, or deferred stock unit, gives the holder the right to receive shares or cash at a later date (the “settlement date”). The definition of DSU includes both RSUs and PUs. An RSU, or restricted stock unit, provides for the issuance of shares of stock at or promptly following the vesting date or dates associated with the award. DSUs may also be treated as PUs, or performance units, under which the grant, issuance or vesting of an award is based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. Shares of restricted stock, RSUs, PUs and DSUs may be awarded either alone or in combination with other awards granted under the plan.

The vesting of restricted stock, and DSUs is expressly conditioned upon continued service of the participant with the company or any of its subsidiaries or affiliates through the vesting date, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason, where applicable, or except in cases of qualified retirement of directors and with respect to certain grants made to Mr. Thompson. The conditions for grant or vesting and the other provisions of restricted stock, RSU and PU awards (including any applicable performance goals) need not be the same with respect to each recipient.

Incentive Bonuses. The plan authorizes the administrator to grant incentive bonuses which enable participants to receive a future payment, in cash or stock, based upon achievement of certain predetermined performance criteria within a specific performance period. The performance period cannot be less than one year. In December of 2010, the compensation committee determined that beginning in fiscal 2011, annual cash bonuses for executive officers will be paid in the form of Incentive Bonuses under the plan. The plan provides the committee with discretion to determine the target incentive bonus and the maximum amount payable (subject to the above specified caps), the performance period, which must not be less than one year, the criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, any forfeiture provisions, and any other terms and conditions consistent with the plan. The committee may specify a percentage of the target incentive bonus intended to satisfy the requirements for “performance-based compensation” under Section 162(m) using the “Qualifying Performance Criteria” established below. In addition, at the time an award is granted, the committee may grant a participant the right to receive an additional cash bonus (a tax bonus) to be paid at the time an award results in income tax for the participant in an amount equal to such tax. To date, the company has not granted any such tax bonuses.

Performance Goals May Apply to Stock Options, SARs, Restricted Stock, and PUs. The committee may specify certain performance criteria which must be satisfied before stock options, SARs, restricted stock, and PUs will be granted or will vest. The committee may not waive, in whole or in part, any performance goals or any restrictions applicable to a restricted stock, or DSU award, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason. With respect to awards made to executive officers, the vesting or payment of which are to be made subject to performance goals, the compensation committee may design such grants or a portion thereof to comply with the applicable provisions of Section 162(m), including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grants not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the compensation committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable. Performance goals established by the compensation committee may be different with respect to different grantees. The compensation committee has the authority to make equitable adjustments to any performance goal.

With respect to awards made to executive officers that are intended to comply with Section 162(m), “performance goals” means the specific objectives that may be established by the compensation committee, from time to time, with respect to a grant, which objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital and return on capital or stockholder return. Under the plan and to the extent consistent with Section 162(m), the committee (A) shall appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements, notes to the financial statements, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of change in tax law or other such laws, provisions or assumptions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) accruals of any amounts for payment under this plan or any other compensation arrangement maintained by the company; and (vi) amortization of acquisition-related intangible assets.

Change In Control. Unless the committee determines otherwise in an award agreement, in the event of a change in control (as defined in the plan) of the company, all:

•	stock options, SARs or other awards that are not exercisable and vested will become fully exercisable and fully vested;

•	restrictions on outstanding awards of restricted stock or other awards will be immediately canceled;

•

RSUs, DSUs and earned PUs for which the performance period ended prior to the change in control event will be considered to be fully vested and payable in full, any deferral or other restriction will lapse, and all DSUs will be settled in cash as promptly as practicable following the change in control; and

•	PUs for which the performance period has not yet been completed will be considered to be earned at the target performance level and such earned PUs will become fully vested and payable in full.

Amendment and Termination. The board of directors has the right to amend, alter or discontinue the plan or amend or alter any award agreement at any time, provided that no such amendment may be made without stockholder approval that would: (a) increase the aggregate number of shares for which awards may be granted under the plan, (b) reduce the price at which options may be granted under the plan, (c) reduce the exercise price of outstanding options, (d) extend the term of the plan, (e) change the class of persons eligible to participate in the plan, (f) increase the individual limits on awards that may be granted under the plan, or (g) in any other manner requiring stockholder approval under law or under the NASDAQ National Market listing requirements. In addition, no such amendment or alteration can be made, except as required or advisable to satisfy any applicable law or stock exchange or accounting rules (as determined in the sole discretion of the compensation committee), without the consent of a participant if that action would impair the participant’s rights under any award. Unless sooner terminated by the board, the plan will continue in effect until May 2, 2017.

Nontransferability of Awards. No award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR is exercisable only by the participant during his or her lifetime. The committee has authority to allow options and SARs granted to certain participants to be transferred to certain family members or trusts.

Suspension or Termination of Awards.

Deferral of Gains. The committee may establish procedures to provide for the deferred delivery of shares upon settlement, vesting or other events with respect to restricted stock awards and DSUs or in payment or satisfaction of an Incentive Bonus in accordance with Section 409A of the Internal Revenue Code.

Repricings. The plan prohibits the repricing of stock options and SARs without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or SAR) as well as indirect repricings (canceling an outstanding stock option or SAR and granting a replacement stock option or SAR with a lower exercise price or strike price).

Clawbacks. In the event the Chief Executive Officer or any other person designated by the Administrator reasonably believes that a participant may have committed an Act of Misconduct as defined in the plan, the Administrator or the board has the ability to suspend the participant’s rights to exercise any option, to vest in an award, and/or to receive payment for or receive shares in settlement of an award pending a determination of whether an Act of Misconduct has been committed. The plan defines an Act of Misconduct as an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement or engages in any unlawful competition with the business of the Company or any Subsidiary or Affiliate, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship. If such individual determines that a Participant has committed an Act of Misconduct, the participant will forfeit all outstanding awards and administrator may require the individual to return and/or repay the company any unvested shares or any gain or payment realized upon the exercise or payment of an award

The following tax description is required by SEC regulations:

U.S. Federal Income Tax Consequences of Options. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of March 2015. The discussion is intended solely for general information and does not make specific representations to any award recipient. The discussion does not address state, local or non-U.S. income tax rules or U.S. tax provisions other than the federal income tax, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time (including with retroactive effect). Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any non-U.S., state or local tax consequences.

The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. The company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Potential Limitation on Company Deductions. As discussed above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either on their own or when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year. As described above, qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. In accordance with applicable U.S. Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)), and (iv) the exercise price of the options is no less than the fair market value of the stock on the date of the grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal approved by stockholders and established by the compensation committee while the outcome is substantially uncertain. The plan is designed to allow grants of awards that are “performance based” within this definition although the compensation committee retains discretion to grant awards that are not “performance based.

Excess Parachute Payment. As noted above, the plan generally provides for accelerated vesting or payment of an award in connection with a change in control of the company. In the event that occurs and depending upon the individual circumstances of the participant, those benefits may constitute “excess parachute payments” under the golden parachute tax provisions of the Internal Revenue Code. Pursuant to those provisions, an employee will be subject to a 20% excise tax on any parachute payments, and the company will not be permitted to take a deduction for those payments.

Proposal 4. Advisory Resolution to Approve Our Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, public companies are required to conduct a separate stockholder advisory vote on executive compensation as disclosed in the Compensation Discussion and Analysis and Summary Compensation table of the annual proxy statement. While this advisory vote, commonly referred to as the “say-on-pay,” is non-binding, the board and the compensation committee reviews and takes the voting results into consideration when making future decisions regarding our executive compensation programs.

As described in detail in the Compensation Discussion and Analysis section, we believe it is in our stockholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Our guiding compensation principles endeavor to align executive compensation with the company’s strategic objectives and financial performance. We believe that our compensation programs are aligned with our strategic objectives that address evolving concerns in a rapidly changing market. Most importantly, our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

We further believe that our executive compensation objectives have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that, despite challenging economic conditions, have benefited our company and our stockholders and are expected to drive long-term shareholder value over time. Specifically, the following list provides some of the features and highlights of our compensation programs:

•	We annually benchmark the cash and equity components of our compensation programs against those of our peers to ensure competitive positioning;

•	With the exception of our CEO and former Chief Operating Officer, none of our executive officers have employment agreements;

•	We entered into a long-term incentive agreement with our CEO that directly aligns his total compensation with increases in our stock price;

•

For 2015, we instituted awards based on relative total shareholder return (“TSR”) that align a portion of the equity compensation paid to our named executive officers with the performance of the PHLX Semiconductor Sector Index (“SOX”);

•	We have an anti-hedging and anti-pledging policy that prohibits our executive officers from hedging their exposure to owning our stock or from using our stock as collateral for a loan;

•

To prevent our executive officers from receiving excessive awards for achieving similar goals, we have different performance measures for our cash bonus plans and our long- and short-term equity compensation plans;

•	Our named executive officers receive limited, customary perquisites;

•	With the exception of our CEO, all executive officers are covered by a single severance policy;

•	Our CEO has “double trigger” vesting and severance arrangements upon a change-in-control;

•	Our named executive officers’ bonus compensation, if any, is intended to be deductible under Section 162(m) of the Internal Revenue Code.

Say-on-Pay Feedback from our Stockholders

We first sought stockholder approval of our executive compensation program in conjunction with our 2011 annual meeting. At that time, over 92% of votes were cast in favor. Since that time, our executive compensation programs have consistently received the endorsement of our stockholders. We pay careful attention to any feedback we receive from our stockholders, especially if it relates to executive compensation. For example, when we learned that some of our stockholders wanted us to use different performance metrics for our bonus plans and our equity incentive plan, the compensation committee modified our single metric policy and established alternate performance metrics for each plan. In 2013 and 2014, our executive compensation policies received the approval of 99% and 98% of our stockholders, respectively. The following table provides the stockholder approval rate for each of the years in which we have conducted an advisory vote on executive compensation:

	2011	2012	2013	2014
Say-on-Pay Approval Percentage	92%	86%	99%	98%

Unless we elect to change the frequency of such votes, our next advisory vote on executive compensation will occur at our 2016 annual meeting.

In accordance with Section 14A of the Securities Exchange Act of 1934, as added by the Dodd-Frank Act, we are asking stockholders to approve the following advisory resolution at the 2015 annual meeting of stockholders:

RESOLVED, that the stockholders of Fairchild Semiconductor International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

The board of directors unanimously recommends voting “for” approval of the advisory resolution on executive compensation.

Proposal 5. Proposal to Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm of the Company for 2015.

The audit committee, comprised of independent members of the board, has appointed KPMG LLP as the independent registered public accounting firm of the company for the fiscal year ending December 27, 2015. In taking this action, the audit committee considered carefully KPMG LLP’s performance for the company in that capacity since its retention in 1997, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the audit committee has sole authority to appoint auditors, the members of the audit committee value stockholders’ views on the company’s independent auditors. For this reason, a proposal will be presented at the annual meeting to ratify the appointment of KPMG LLP. The audit committee believes ratification is advisable and in the best interests of the stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The board of directors unanimously recommends voting “for” ratification of KPMG LLP’s appointment as the company’s independent registered public accounting firm for the 2015 fiscal year.

Independent Registered Public Accounting Firm

Disclosure of Auditor Fees.

The following table shows the fees billed to the company by KPMG LLP for the years ended December 28, 2014 and December 29, 2013.

Type of Fee	2014 ($)	2013 ($)
Audit Fees—fees for KPMG’s audit of the company’s annual consolidated financial statements and its audit of internal control over financial reporting, its review of consolidated financial statements included in our quarterly reports on Forms 10-Q, services provided in connection with regulatory filings with the SEC and statutory audits for foreign subsidiaries	2,838,543	2,847,477
Audit-Related Fees—fees for non-audit services that normally can only be provided by the company’s independent registered public accounting firm	—	—
Tax Fees—fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	44,516	13,026
All Other Fees—fees paid by the company to KPMG for other services	17,108	55,949

Pre-approval of Independent Auditor Fees.

The audit committee of the board of directors has adopted a pre-approval policy under which the audit committee approves in advance all audit and certain non-audit services to be performed by the company’s independent auditors. Pursuant to this policy, the audit committee has approved retaining the independent auditors to perform certain specified non-audit services, provided that each such service is for a fee of less than $50,000, and also provided that all such pre-approved services are reviewed at the first audit committee meeting following the retention in question. Any engagement for non-audit services not pre-approved under the policy must be specifically pre-approved by the audit committee.

Report of the Audit Committee

In accordance with the audit committee charter, the audit committee oversees the company’s financial reporting process on behalf of the board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of internal controls over financial reporting. The audit committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the company’s audited consolidated financial statements contained in the company’s annual report on Form 10-K for the 2014 fiscal year.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board standards, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence. The audit committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the company is compatible with the auditors’ independence, and concluded that the auditors are independent. Based on the reviews and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the company’s annual report on SEC Form 10-K for the year ended December 28, 2014, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

BRYAN R. ROUB, Chairman

RANDY W. CARSON

TERRY A. KLEBE

ANTHONY LEAR

Other Business

The board of directors is not aware of any other business to be presented at the 2015 annual meeting of stockholders. If, however, any other matter should properly come before the annual meeting or any adjournment or postponement thereof, however, the persons named on the proxy card shall have discretionary authority to vote proxies with respect to such matter.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

Governance at Fairchild Semiconductor

The board of directors believes the company has implemented effective corporate governance policies and observes good corporate governance procedures and practices. We have formal principles of corporate governance, charters for our standing committees of the board, a Corporate Responsibility Policy and Code of Business Conduct and Ethics, and procedures for reporting stock trades and other transactions by directors and executive officers. In 2013, we transferred our stock listing to the NASDAQ Stock Market (“NASDAQ”) and voluntarily delisted our shares with the New York Stock Exchange. Our stock began trading on the NASDAQ on October 31, 2013. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our corporate governance guidelines and other governance-related materials.

We believe that our Certificate of Incorporation and Bylaws include several provisions generally perceived by stockholders as favorable to good corporate governance. For example, our entire board of directors is required to be elected annually, directors must be elected by a majority vote in uncontested director elections and stockholders have the right to act by written consent. The board also holds regular meetings of its independent members, and conducts an annual review of the independence of all independent directors.

Board Leadership. Mr. Thompson, our President and CEO, has served as chairman of the board since May 2008. When Mr. Thompson was elected chairman, the board also elected Mr. Shelly as its lead independent director. As stated in our corporate governance guidelines, the board of directors believes it is in the best interests of the company and its stockholders that the board make its own determinations, from time to time, based on all of the then-current facts and circumstances, regarding whether to separate the roles of chairman and CEO and whether the chairman, if not the CEO, should be an independent director. The board believes the current leadership structure is appropriate given the company’s and the board’s current needs. More specifically, after carefully considering the issues involved, the board of directors concluded that the company and the board are best served by a single individual who leads the board, management and our company as a unified whole.

At the same time, the board believes that the current board of directors should have a lead independent director empowered with a well-defined role and responsibilities. In its discussions on the question of whether to separate the roles of CEO and chairman, the board concluded that the responsibilities of a lead independent director or an independent chairman would be very similar. In each case, the board believes the independent director serving in the role should, among other duties and responsibilities:

•	preside over meetings of the independent directors and provide feedback to management;

•	participate in the development of board and committee meeting agendas;

•	advise management on the information needs of the board;

•	act as the principal liaison between the independent directors and the CEO and facilitate communication between the board and management;

•	assist the board in promoting compliance with, and implementation of, the company’s corporate governance guidelines; and

•	generally facilitate full and open discussion among management and the independent directors.

Director Independence. NASDAQ rules require a majority of our board of directors to be independent of the company and its management. The board of directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances, as well as under specific NASDAQ rules. Our board has affirmatively determined that all of the incumbent directors other than our CEO—those being Messrs. Carinalli, Carson, Klebe, Lear, McGarity, Roub, Shelly and Ms. Lego—are independent under these rules. In addition, the board previously determined that Thomas L. Magnanti, who retired from the board as of our 2014 annual meeting, was an independent director. In making these determinations, the board determined that none of the independent directors has any direct or indirect relationship with the company other than his or her relationship as a director.

Senior Officer Code of Business Conduct and Ethics. We have a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including our chief executive officer, our chief financial officer and our chief accounting officer. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is posted on our website, as will be any amendments or waivers, and can be accessed by visiting our investor relations website at http://investor.fairchildsemi.com and clicking on “Code of Business Conduct and Ethics” in the “Corporate Governance” section of the right-hand navigation column.

Meetings. The board of directors held eleven meetings during 2014. During 2014, no incumbent director attended fewer than 75% of the total meetings of the board of directors and the committees of the board on which he or she served (held during the period that such director served). On average, the incumbent directors attended 98.7% of the meetings of the board of directors and the committees of the board on which they served during 2014.

Our corporate governance guidelines require the independent directors to meet in executive session regularly, and at least quarterly. During 2014 the board of directors held four meetings of its independent members. Mr. Shelly, our lead independent director, presided at the meetings of the independent directors. We have instituted a procedure through which interested parties can make their concerns known to the independent directors, either individually or as a group. These procedures are available through our corporate governance website at https://www.fairchildsemi.com/about/investors/corporate-governance/.

We require our board members to attend the annual stockholders’ meeting, it being understood that sometimes a director may have to miss the meeting for valid reasons. All nine directors then serving on the board attended the company’s 2014 annual meeting of stockholders.

Transactions with Related Parties

Apart from service on the board there are no additional relationships between our nonemployee directors and the company, nor were there any types of “related party transactions,” required to be disclosed under SEC rules.

Policies and Procedures for Approval of Related Party Transactions

Our board of directors has adopted a formal, written policy with respect to related party transactions, which is expressed as part of our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is any transaction involving the company and any director, whether or not material. This would include transactions such as consulting relationships and business transactions in which the director has an interest. Any related party transaction must be approved or ratified by a majority of disinterested directors, following appropriate disclosure of all material aspects of the transaction.

Compensation Committee Interlocks and Insider Participation

During 2014, the compensation committee consisted of Mr. Carinalli, Mr. Carson, Ms Lego, Mr. McGarity and Mr. Shelly. No member of the company’s compensation committee has served as a company officer or employee at any time or had during 2014 any relationship requiring disclosure as a related party transaction. None of the company’s executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the company’s board of directors. None of the company’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the company’s compensation committee.

Board Committees

The board of directors currently has three standing committees—the compensation committee, the audit committee and the nominating and governance committee. Each of these committees has a written charter. See “How to Get More Information and Materials” below to learn how to access or obtain free copies of these committee charters and other governance-related materials.

Audit Committee. The audit committee meets with management, the company’s independent registered public accounting firm (which we refer to as our independent auditors) and its internal auditors to consider the adequacy of the company’s internal controls and other financial reporting and disclosure matters. The audit committee is directly responsible for the engagement, including the appointment, compensation, retention and oversight of the work of, the company’s independent auditors, and the independent auditors report directly to the audit committee. The committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit and the audit results and, in connection with determining their independence, reviews the services performed by the independent auditors. The audit committee held eleven meetings during 2014. The current chairman of the audit committee is Mr. Roub and the other members are Mr. Carson, Mr. Klebe and Mr. Lear. Our board of directors has determined that all members of the audit committee satisfy both NASDAQ and SEC standards for independence. The board has also determined that each member of the audit committee is financially sophisticated under current NASDAQ standards and that Mr. Roub and Mr. Klebe qualify as “audit committee financial experts” under rules of the Securities and Exchange Commission.

The board has instituted procedures for individuals to report complaints about the company’s accounting, internal accounting controls or auditing matters to the audit committee. These procedures are disclosed on our corporate governance website athttps://www.fairchildsemi.com/about/investors/corporate-governance/ (click on “Contact the Fairchild Board of Directors” or visit https://www.fairchildsemi.com/about/investors/corporate-governance/contact-the-board/. The company also has a toll-free telephone hotline for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal or ethical compliance concerns.

Compensation Committee. The compensation committee reviews and approves the salary and other compensation of the company’s executive officers, reviews and oversees the administration of certain benefit plans and reviews and recommends actions to the board of directors with respect to the compensation of all directors. The compensation committee also has the authority to review, oversee and administer, and grant stock and equity incentive awards under the company’s stock plans, and to oversee management’s compensation risk assessment. For a description of our processes and procedures for the consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis” below. The compensation committee held six meetings in 2014. The current chairman of the compensation committee is Mr. Shelly and its other current members are Mr. Carinalli, Mr. Carson, Ms. Lego and Mr. McGarity. The board of directors has determined that all members of the compensation committee are independent under current NASDAQ standards for independence for directors and compensation committee members. Additionally, after consideration of the relevant factors, the committee has determined that the compensation consultant retained by the committee is independent in accordance with Item 407(e)(3)(iv) of Regulation S-K under the Securities Exchange Act of 1934 and that the compensation consultant’s work has not raised any conflict of interest. For a discussion of delegations of authority the committee has made to management, see “Compensation Discussion and Analysis—Equity Compensation Grant Practices” below.

Nominating and Governance Committee. The nominating and governance committee is generally responsible for developing and recommending to the board the corporate governance guidelines applicable to the company, and making recommendations to the board regarding nominees for election to the board, succession planning, organization and responsibilities of board committees, reviewing the general responsibilities and functions of the board, and overseeing the evaluation of the board and management. The nominating and governance committee held four meetings during 2014. The current chairman of the nominating and governance committee is Mr. McGarity and the other members during 2014 were Mr. Carinalli, Ms. Lego and Mr. Shelly. The board of directors has determined that all members of the nominating and governance committee are independent under current NASDAQ rules.

The Board’s Oversight of Risk

The board of directors is responsible for overseeing the major risks facing the company and reviewing management’s proposals for their mitigation. In addition, the board has delegated oversight of certain categories of risk to the audit and compensation committees. The audit committee reviews and discusses significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The compensation committee reviews the company’s compensation policies in an effort to determine whether their risks could have a material adverse effect on us. In performing their oversight responsibilities, the board and the committees periodically discuss with management the company’s policies with respect to risk assessment and risk management. The audit and compensation committees report to the board regularly on matters relating to the specific areas of risk the committees oversee.

Additionally, while our management routinely assesses significant risks inherent in our business, the board conducts an annual review of management’s risk assessment processes. The purpose of the review is to provide oversight of management’s process and determine whether our policies are properly aligned with our enterprise risk tolerance. To accomplish this, management developed a risk assessment process to help the board to identify our most significant risks. This risk assessment generally consists of a two-step process. We initially require each member of our leadership team, which includes our senior officers and select members of their staff, to participate in a survey that questions their perceptions of various risks throughout the enterprise. Upon completion of the risk survey, management analyzes the results and summarizes all the data in a report that is delivered to the audit committee and subsequently to board. In addition to this formal report, the board and the relevant committees receive regular reports from management regarding major risks and exposures facing the company and the steps management is taking to monitor and mitigate such risks. In addition, throughout the year, the board and the relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Stockholder Recommendations for Director Candidates

The nominating and governance committee welcomes stockholder recommendations for director candidates. Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to the Nominating and Governance Committee, c/o Corporate Secretary, Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine 04106, or send an email to corpsecretary@fairchildsemi.com. All recommendations will be received by the office of the secretary of the board of directors and referred to the nominating and governance committee.

The nominating and governance committee may also receive recommendations for board members from professional recruiters retained to assist in identifying and evaluating director candidates, other board members, personal contacts and industry sources, among other sources. The nominating and governance committee uses the same process described above to evaluate director nominees recommended by stockholders as it does to evaluate nominees identified by other sources. All director nominees this year are current directors who are standing for re-election.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with the board or any member of the board or its committees, including our chairman, the lead independent director, or the other independent directors individually or as a group, regarding any matter by calling, writing to or e-mailing the board. The procedures governing these communications may be reviewed on our corporate governance website at https://www.fairchildsemi.com/about/investors/corporate-governance/ which can also be accessed by visiting our investor relations website at http://investor.fairchildsemi.com, and clicking on “Corporate Governance” in the right-hand navigation pane and subsequently clicking on “Contact the Fairchild Board of Directors”. Alternatively, visit https://www.fairchildsemi.com/about/investors/corporate-governance/contact-the-board/. Written correspondence may be mailed to the Office of the Corporate Secretary at 82 Running Hill Road, South Portland, Maine 04106 or emails can be sent to corpsecretary@fairchildsemi.com. All communications will be received and processed by the office of the secretary of the board of directors. Communications addressed to a specific committee, director or group of directors, including the current lead independent director or the independent directors individually or as a group, will be received by the secretary and forwarded by the secretary to that committee, director or group of directors. All communications sent to the board without specified addressees will be received and reviewed by the secretary and forwarded to the appropriate board member or committee. The board has instructed the secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature.

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

RONALD W. SHELLY, Chairman

CHARLES P. CARINALLI

RANDY W. CARSON

CATHERINE P. LEGO

KEVIN J. MCGARITY

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned or awarded to each nonemployee director who served on our board of directors in 2014. For complete beneficial ownership information of each of our nonemployee directors, see “Stock Ownership by Greater Than 5% Stockholders, Directors and Certain Executive Officers.”

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Charles P. Carinalli(4)	80,000	129,000	209,000
Randy W. Carson(4)	75,000	129,000	204,000
Terry A. Klebe(4)	70,000	129,000	199,000
Anthony Lear(4)	70,000	129,000	199,000
Catherine P. Lego(4)	70,000	129,000	199,000
Thomas L. Magnanti(5)	—	—	—
Kevin J. McGarity(4)	80,000	129,000	209,000
Bryan R. Roub(4)	85,000	129,000	214,000
Ronald W. Shelly(4)(6)	90,000	129,000	219,000

(1)	Mr. Thompson, our chairman, president and chief executive officer, is not included in this table as he is an employee of the company and thus receives no compensation for his services as a director. Compensation for Mr. Thompson is reported in the section titled “Executive Compensation.”
(2)	For purposes of determining annual director cash compensation, the “year” refers to the annual period following election to the board at the annual stockholders’ meeting, which does not coincide with our January through December fiscal year. Reported cash amounts represent the annual retainers actually paid during our 2014 fiscal year.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for fiscal 2014 related to DSU awards granted in fiscal 2014. The fair value estimate of each DSU is equal to the closing market price on the date of grant. The shares beneficially owned by each director are included in the table reported under “Stock Ownership by Greater Than 5% Stockholders, Directors and Certain Executive Officers.”
(4)	The following table shows the number of the directors’ outstanding, unvested and deferred vested DSUs as of December 28, 2014.
(5)	Mr. Magnanti retired from the board at the conclusion of the 2014 term and received no compensation for his service on the board during 2014.

	DSUs Outstanding as of December 28, 2014 (#)	DSUs Vested as of December 28, 2014 (#)
Charles P. Carinalli	50,000	30,001
Randy W. Carson	50,000	30,001
Terry A. Klebe	50,000	30,001
Anthony Lear	50,000	30,001
Catherine P. Lego	27,143	5,714
Thomas L. Magnanti	—	—
Kevin J. McGarity	50,000	30,001
Bryan R. Roub	50,000	30,001
Ronald W. Shelly	50,000	30,001

(6)	Mr. Shelly became our lead independent director in May 2008.

Under the nonemployee director compensation program in effect during 2014, nonemployee directors received a cash retainer of $60,000 per year, with “year” referring to the annual period following election to the board at the annual stockholders’ meeting. Audit committee members (other than the chair) were paid an additional $10,000 annual retainer and members of other committees (other than the chairs) were paid an additional $5,000 annual retainer per committee served. The audit committee chair received an additional $25,000 annual retainer and other committee chairs were paid an additional $15,000 annual retainer. Mr. Shelly received an additional retainer of $10,000 for serving as the lead independent director. One of our directors, currently Mr. Carinalli, also serves in the role of Innovation Liaison. The compensation committee authorized an additional retainer of $10,000 per year for the director serving in the role of Innovation Liaison. Directors are not paid meeting fees. All directors are reimbursed for expenses incurred in attending board meetings. For the 2014-2015 term, nonemployee directors received 10,000 DSUs for their service on the board. In the case of a director’s initial election to the board, the annual cash retainer and annual DSU grant are prorated to reflect the portion of the term that the director serves on the board. In the case of the award upon initial election, all nonemployee directors’ DSU awards vest in one-third increments on the first three anniversaries of the grant date, subject to earlier vesting upon a director’s retirement from the board after attaining age 65, or after attaining age 55 if the director’s age plus elapsed years of continuous service on the board equal 65 or more. In the case of the annual award, DSUs vest over the three years following grant date. We are proposing to amend our stock plan to change this vesting period to one year from three years after the grant date, as described in detail in Proposal 3, above. Directors will remain subject to stock ownership guidelines as described below, whether or not these changes are approved.

Nonemployee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) the date chosen by the director at the time of the award. The date chosen must be a minimum of five years following the grant date. Nonemployee directors are currently required to defer receipt of shares underlying awards for a period of five years following grant. We are proposing to amend our stock plan to make such deferral optional, as described in detail in Proposal 3, above. Directors will remain subject to stock ownership guidelines as described below, whether or not these changes are approved.

Stock Ownership Guidelines for Nonemployee directors. Under the stock ownership guidelines adopted by our board of directors for nonemployee directors, each nonemployee director is expected to maintain ownership of at least 20,000 shares of company common stock at all times during his or her membership on the board. Directors have five years after their initial election to meet the guidelines. Ordinary shares of common stock, however acquired, and vested DSUs count toward the ownership guidelines. Stock options, whether or not vested, and unvested DSUs do not count.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of our fiscal 2014 executive compensation program for the executive officers named in the Summary Compensation Table below (the “named executive officers” or “NEOs”). Our NEOs consist of (i) all persons who served as our principal executive officer or as principal financial officer during 2014; (ii) the three most highly paid executive officers, other than the principal executive officer and the principal financial officer, who were serving as executive officers at the end of 2014; and (iii) two additional individuals, each of whom would have been included under the above principles except that the individual was not serving as an executive officer at the end of 2014. For 2014, our NEOs were:

Mark S. Thompson	Chairman, President and Chief Executive Officer

Mark S. Frey	Executive Vice President, Chief Financial Officer and Treasurer

Chris Allexandre	Senior Vice President Sales and Marketing

Paul D. Delva	Senior Vice President, General Counsel and Corporate Secretary

Vijay Ullal(1)	Former President and Chief Operation Officer

Kevin B. London(2)	Former Senior Vice President, Human Resources and Administration

(1)	Mr. Ullal departed the company on November 17, 2014, on which date Mr. Thompson assumed the role of President.
(2)	Mr. London retired from the company on July 17, 2014.

2014 Business Highlights and Compensation Overview

During 2014, Fairchild delivered strong financial performance while making steady progress on our manufacturing consolidation initiatives. We expect these measures to drive significant margin and earnings growth in 2015 and beyond. We remain focused on enabling two great trends of our time—the use of technology to increase energy efficiency and the “Internet of Things,” which is best defined as the pervasive use of connected mobile devices in all facets of our life. At the heart of these megatrends is the need for highly efficient power management solutions that reduce energy consumption, improve the environment, increase battery life and enable exciting new features. Fairchild provides innovative power management and analog signal solutions that enable our customers to create products that address these trends.

On a more detailed level, we increased gross profit by 11% in 2014, resulting in a gross margin percentage of 32.5%, up more than 2 percentage points from the prior year. We also tightly controlled operating expenses, which enabled us to more than double adjusted earnings before interest and taxes (adjusted EBIT) compared to the prior year. We increased our free cash flow by 38% over the prior year and we returned cash to our stockholders by repurchasing more than 10 million shares of our stock. We are on schedule to complete a significant consolidation of our manufacturing operations during 2015 and we expect to exit the year a much leaner and more flexible company capable of generating higher earnings and cash flow.

From an executive compensation perspective, we achieved adjusted EBIT of $89.2 million and adjusted free cash flow1 of $170.5 million in 2014, which resulted in our NEOs achieving 75% of their target goal under our cash incentive bonus plans and 111% of their target goal under our performance-based equity incentive plans. (In this proxy statement we refer to all cash incentive bonus plans, including the Enhanced Fairchild Incentive Plan (“EFIP”) and incentive awards under our 2007 Stock Plan as “Bonus Plans.”) Additionally, we continued to

[1]	Adjusted EBIT and Adjusted Free Cash Flow are non-GAAP financial measures. For information on our use of non-GAAP financial measures throughout this proxy statement, refer to the section entitled “Use of Certain Non-GAAP Financial Measures”.

improve upon our compensation practices by enhancing our identification of relevant peers and through the development of a total shareholder return (“TSR”) plan that we have implemented for 2015. We believe our new TSR plan will further align the interests of our executives with the long-term interests of our stockholders.

The following table illustrates the 2014 goals at their threshold, target and maximum award levels:

	50% Threshold 2014	100% Target 2014	150% Maximum 2014
Adjusted EBIT ($ Millions) Applicable to Short-Term Bonus Plans	50	130	200
Adjusted Free Cash Flow ($ Millions) Applicable to Performance-Based Equity Plans	60	160	210

Our Compensation Philosophy and Processes

Our compensation committee, in consultation with the board, designs, establishes and oversees the company’s compensation programs and compensation philosophy. The committee establishes all elements of compensation paid to the CEO and reviews and approves all elements of compensation paid to the named executive officers and other senior officers. Our basic compensation philosophy is to align executive compensation with the company’s strategic objectives, financial performance and shareholder value. We believe it is in our stockholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Most significantly, our compensation philosophy strives to align pay with performance. The committee believes that the performance goals we set for our executive officers should be challenging and aligned with the company’s strategic objectives.

To ensure that our executive compensation is in line with that of our peers, the compensation committee engages Radford Surveys and Consulting (“Radford”), an AON/Hewitt company, as its independent compensation consultant. Additionally, the company’s human resources team supplements the work of Radford and the committee. In its role as independent compensation consultant, Radford participates in all committee meetings and provides compensation advice to the committee. In 2014, Radford provided advice and recommendations to the committee on competitiveness of executive officer compensation levels, whether the committee should make revisions or additions to the company’s peer group, goal metrics and bonus design, compensation mix between cash and equity, developments in high technology company compensation programs, employment contracts, legislation and regulation affecting executive compensation, the impact of the global economy on executive compensation and director compensation. This included attending meetings, and providing surveys, data analysis and other compensation related services.

Elements of Compensation

Compensation for our named executive officers is generally comprised of the following elements, each of which is discussed below:

Competitive Positioning.

The compensation committee reviews each element of our executive program and compares it to the compensation levels for comparable positions at a peer group of companies. The committee, in consultation with Radford, annually assesses our peer group to ensure that it generally reflects the markets in which the company participates. In 2014, the committee took several factors into consideration in assessing the suitability of the company’s peer group for 2015. Specifically, the committee wanted to address the impact of industry consolidation and increases in peer group market capitalization resulting from increasing equity values. Based on the advice provided by Radford and the various proxy advisory firms, the committee determined that it would revise the company’s peer group to focus more on companies with market capitalizations that were more in line with that of the company. The committee made the following additions and deletions to our peer group for 2015:

Deletions from the Peer Group	Additions to the Peer Group
Analog Devices, Inc.	Cree, Inc.
Altera Corp.	Diodes Incorporated
Linear Technology Corporation	Microsemi Corporation
LSI Corporation	RF Micro Devices Inc.
Nvidia Corporation	Spansion Inc.
Xilinx Inc.

As a result, our peer group for 2015 consists of the following 15 companies:

Atmel Corporation	Intersil Corporation	RF Micro Devices Inc.
Cree, Inc.	Marvell Technology Group Ltd.	ON Semiconductor Corporation
Cypress Semiconductor Corporation	Maxim Integrated Products, Inc.	Skyworks Solutions, Inc.
Diodes Incorporated	Microsemi Corporation	Spansion Inc.
International Rectifier Corporation	Microchip Technology Incorporated	Synopsys, Inc.

In 2014, Radford provided the committee with two sources of benchmarking data (we refer to this as the “Radford data”):

•	Public disclosure data from our peer group of companies comprised mainly of proxy statement data relating to payments reported by our peer group companies; and

•	Radford survey data for semiconductor and high technology companies.

The compensation committee believes that benchmarking provides important insight and understanding of the market. It further believes that a successful compensation program should afford the committee the flexibility to apply its judgment to respond to changing market conditions and to make some qualitative determinations of individual accomplishments. To that end, the committee does not use the benchmarking data rigidly, but rather applies its judgment in reconciling the program’s objectives with the realities of retaining and rewarding valued employees in a dynamic market. The committee considers the Radford data and the CEO’s recommendations with respect to the compensation of the other named executive officers. It may also be influenced by factors that vary from year to year. These factors are not based on any specific formula or weighting, but typically include the company’s performance in the prior year, total shareholder return, the executive’s performance, contribution and experience in the prior year, the amount and value of vested and unvested equity held by the executive, equity expense affordability and the company’s current budget for merit-based salary increases. In addition to these factors, the committee also considers the results of our annual advisory vote on executive compensation. This process enables us to respond to dynamics in the market and provides us with the flexibility to maintain and enhance our executive officers’ engagement, focus, motivation and enthusiasm.

Results of our 2014 Advisory Vote on Executive Compensation

In 2014, in compliance with Section 14A of the Securities Exchange Act of 1934 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, we conducted our fourth advisory vote on our executive compensation, commonly referred to as “say-on-pay,” as stated in the Compensation Discussion and Analysis and Summary Compensation Tables of our 2014 Proxy Statement. The following table shows the results of that vote:

	Vote Type	Voted Shares	Votes Cast (%)
Results of 2014 Advisory Vote on Executive Compensation	For:	111,212,456	98.04%
	Against:	2,083,930	1.84%
	Abstain:	136,100	.12%
	Broker Non-Votes	6,798,336

At our annual meeting of stockholders in May of 2014, our stockholders expressed their approval of our executive compensation by voting over 98% of the voted shares in favor of our executive compensation programs. In each of the past two years, our compensation programs have received greater than 98% support in our say-on-pay results. While the committee views the results of our 2013 and 2014 advisory votes on executive compensation as an affirmation of the effectiveness of our compensation programs, the committee continually endeavors to improve the alignment of our plans with company performance. As a result of this analysis, the committee has modified our equity compensation program for 2015 to incorporate long-term goals that are contingent upon outperforming the total return of the PHLX Semiconductor Sector Index (“SOX”). For further discussion of the changes to our equity compensation program, please refer to the sections entitled “Long-Term Equity Incentive Compensation” and “Compensation Changes for 2015”.

Use of Certain Non-GAAP Financial Measures

With respect to the financial targets used by our compensation plans, the committee has used both “Adjusted EBIT” and “Adjusted Free Cash Flow” in 2014 and in previous years and believes that these performance-based measures and certain additional performance metrics provide an effective indicator of Fairchild’s operating performance and management effectiveness. Both Adjusted EBIT and Adjusted Free Cash Flow are non-GAAP financial measures which are reconciled to GAAP in a manner that is generally consistent with the manner such measures are reconciled in our financial statements. For additional information on the manner in which we reconcile our non-GAAP financial measures to our GAAP financial results, please refer to the discussion included in Item 7 of our annual report filed on Form 10-K on February 26, 2015 or on the Investor Relations section of our website at https://www.fairchildsemi.com/about/investors/sec-filings/ under the heading “Historical Financials”.

How We Set Our Performance Goals for 2014

The goal setting process generally begins in the later months of the preceding fiscal year. During this period, the committee reviews the compensation programs of our peers and the market generally. Radford provides the committee with guidance on the performance metrics that tend to have the greatest influence on increasing shareholder value. Based on a 2013 study, Radford concluded that more than 70% of our peers utilize performance metrics that focus primarily on income or profitability. Additionally, approximately half of our peers at that time used some variant of revenue and revenue growth, while a much smaller percentage used earnings per share to measure performance. In addition to the peer group study, Radford also provides guidance on the financial variables that most favorably impact stock price movement and shareholder value. Finally, Radford conducts an annual analysis of the executive compensation programs of our peer group with the goal of developing a high degree of relative alignment between Fairchild and its peers.

In setting performance goals, the committee continually strives to develop goals that are both responsive to evolving market conditions and align executive pay with performance. In 2014, sixty-one percent of our CEO’s target compensation was performance-based while forty-eight percent of all other NEOs target compensation was performance-based. The following graphs illustrate the compensation mix for our CEO and our NEOs and their percentage of performance-based compensation respectively.

In February of 2014, the compensation committee approved the following target compensation for our named executive officers. Assuming target performance, our NEOs had the potential to earn the amounts set forth in the following table for fiscal 2014:

	Base Salary ($)(1)	Bonus %	Variable Cash Awards at Target ($)(2)	Performance Units (PUs) (at Target) (#)(3)	Restricted Stock Units (RSUs) (#)(4)	Long Term Incentive Compenstation ($)(5)
Mr. Thompson	775,000	150%	1,162,500	125,000	125,000	1,162,500
Mr. Frey	395,565	90%	356,009	37,500	37,500
Mr. Allexandre	341,144	60%	204,686	25,000	25,000
Mr. Delva	313,431	60%	188,059	20,000	20,000
Mr. Ullal	470,453	120%	564,544	50,000	50,000
Mr. London	295,656	60%	177,394	20,000	20,000

(1)	Base salaries were approved in February 2014 and are shown here on an annualized basis. The amounts in this table may not reflect actual salaries earned in 2014 as reported in the Summary Compensation Table.
(2)	Target cash bonus awards in this table are calculated based upon base salary multiplied by the target incentive percentage under the applicable Bonus Plan.
(3)	Represents the performance units available based upon 2014 financial performance at the target level. Performance units to our NEOs generally vest in 33% increments on an annual basis over a three-year period.
(4)	Represents the restricted stock units awarded to our named executive officers in 2014. While restricted stock units generally vest in 25% increments on an annual basis over a four-year period, our Stock Plan permits the committee to grant awards vesting over a three-year period.
(5)	This amount reflects the dollar value of the compensation that Mr. Thompson could have earned for the fiscal 2014 measurement period as a result of our financial performance determined in accordance with the terms of his Long-Term Incentive Agreement. Payments received pursuant to this agreement are deferred until 2016 and are paid on 50/50 basis in a combination of deferred cash and performance stock units. Mr. Thompson’s Long-Term Incentive Agreement contains a multiplier that could increase this amount based upon increases in our average annual stock price. No award is paid if the stock price does not increase during the year in question. The amount in this table reflects a hypothetical award Mr. Thompson would have received if our average annual stock price had increased by 10% or less. For 2014 performance, Mr. Thompson received an award under his Long-Term Incentive Agreement $871,875.00. For more information on Mr. Thompson’s Long-Term Incentive Agreement and his 2014 award, see the section titled “Employment Agreements, Mark S. Thompson”.

The Elements of Total Direct Compensation

Base Salary. The compensation committee utilizes data it receives from Radford as a guide in determining the base salary of our executive officers. The committee views base salary as an important retention tool and generally targets the median range of comparable positions among our peer group as provided by Radford. In addition to the Radford data, the committee may take into account certain factors that are specific to the contributions made by an individual executive. Specifically, the committee may want to reward an individual’s experience and personal contribution to the company’s success, especially if the contribution results in an increase in shareholder value. In most cases, the committee, in consultation with the CEO, weighs the following factors in determining base salary: (i) the performance of the executive in the preceding year, (ii) the executive’s current base salary relative to the peer group, (iii) Radford’s projection of anticipated increases in the overall market, and (iv) the company’s budget for merit-based salary increases. The following table reflects increases in base salary received by our named executive officers in fiscal 2014.

	2013 Base Salary ($)	2014 Base Salary ($)	Percentage Increase
Mark S. Thompson	775,000	775,000	0%
Mark S. Frey	384,044	395,565	3%
Chris Allexandre(1)	—	341,144	—
Paul D. Delva	304,302	313,431	3%
Vijay Ullal	456,750	470,453	3%
Kevin B. London	287,045	295,656	3%

(1)	Mr. Allexandre was promoted to his current position as Senior Vice President, Worldwide Sales and Marketing on May 7, 2014.

Enhanced Fairchild Incentive Plan (EFIP) and Incentive Bonus Awards.

Our named executive officers have the opportunity to earn annual cash awards based upon their achievement of annual performance goals that are approved by the compensation committee at the beginning of each fiscal year. When the applicable performance goals are achieved, cash awards may be paid to our NEOs pursuant the incentive bonus provisions of Section 9 of our 2007 Stock Plan. The terms and conditions for payment of such incentive bonuses to our NEOs under the 2007 Stock Plan are identical to those applicable to our senior officers and managers under the Enhanced Fairchild Incentive Plan (“EFIP”). Both plans utilize the same criteria and performance metrics to determine achievement. Our NEOs receive incentive bonus awards pursuant to our 2007 Stock Plan so that these awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. For information on the deductibility of our executive compensation, refer to the Tax Considerations section of this Compensation Discussion and Analysis.

We benchmark total executive compensation, consisting of base salary, target bonus compensation and target equity awards, to fall between the median and 75th percentile of the Radford data. Except in the case of Mr. Thompson, Bonus Plan awards to our NEOs are generally based on the achievement of a combination of corporate financial objectives and individualized personal objectives. Mr. Thompson’s Bonus Plan awards are based solely on the achievement of corporate financial goals. All cash bonus awards are expressed as a percentage of the NEOs base salary. The following table illustrates the target percentage of base salary that each of our NEOs was eligible to receive under our Bonus Plans in 2014.

Target Incentive as % of Base Salary
Mark S. Thompson	150%
Mark S. Frey	90%
Chris Allexandre	60%
Paul D. Delva	60%
Vijay Ullal	120%
Kevin B. London	60%

Bonus Plan participants have the ability to achieve an award of up to 150% of their target bonus if the company’s financial performance meets or exceeds the maximum achievement level Conversely, we may reduce or eliminate cash awards if the company’s financial performance does not achieve Target or Threshold performance criteria.

The goal of our Bonus Plans for 2014 was based upon the company’s achievement of the following Adjusted EBIT goal:

Goal Description	Threshold 50%	Target 100%	Maximum 150%
2014 Adjusted EBIT (in millions)	$50	$130	$200

In February of each year, the compensation committee reviews the company’s financial performance for the preceding fiscal year and determines whether or not the company has achieved its corporate performance targets for the prior year. Once the achievement level is objectively quantified and the applicable percentage award is determined, the committee performs an assessment of the individualized performance goals for each of the NEOs (other than Mr. Thompson). In the event the company does not achieve the minimum threshold goal, we release the portion of any previously accrued bonus in an amount sufficient to achieve the threshold goal and, to the extent any accrued bonus remains, the remainder is paid out under our Bonus Plans. Throughout this process, the committee has the ability to exercise negative discretion to reduce the amount of the cash award in the event the NEO has not achieved at least target performance of the individualized goals. The committee cannot increase any cash award above the applicable corporate award performance percentage.

The compensation committee has historically set high thresholds for award payments under our Bonus Plans. Over an eight-year period beginning in 2007, the payout under our Bonus Plans has averaged approximately 58% of the target award. The following chart displays the annual payout of our Bonus Plans expressed as a percentage of target incentive since 2007.

Long-Term Equity Incentive Compensation—Total Shareholder Return Component

We use equity compensation to align the interests of our NEOs with those of our stockholders by rewarding them for the creation of long-term value. The committee believes that equity-based incentives provide our NEOs with a financial stake in the company’s performance and an incentive to manage the company in the long-term interest of the stockholders. In 2009 we transitioned away from the use of stock options, electing to use instead a 50/50 combination of restricted stock units (or RSUs) and performance-based awards (or PUs). While our PU awards have historically been contingent upon the achievement of aggressive annual goals, the compensation committee has endeavored to find a long-term model that complements our current plans that were exclusively focused on short-term performance metrics. During fiscal 2014, the committee commissioned Radford to help develop an alternative equity award that would provide incentives for long-term performance. In evaluating the alternatives, the committee considered various total shareholder return (TSR) award models that would provide an incentive for long-term increases in the value of our stock. These TSR awards typically evaluate company performance on either an absolute basis or on a relative basis. While absolute plans focus on a company’s year-over-year performance, relative plans compare the company’s performance to that of a peer group or related index. After detailed analysis and consultation with Radford, the committee decided upon a relative TSR award model that would compare the company’s total stockholder return to the total stockholder return of the PHLX Semiconductor Sector Index (SOX)2 over a three year period.

The committee chose to measure long-term performance on a relative basis for several reasons. First, judging the company’s performance on a relative basis insures that management will only be rewarded if shareholder value increases at a rate that exceeds that of the peer index. A five percent increase in value is mediocre performance in a market that has increased at a rate of eight percent. Accordingly, the committee believes that management should not be rewarded for performance that is less than the index. Second, judging the company’s performance relative to an index enhances the company’s ability to retain quality management since superior performance relative to the index is rewarded, even in the face of overall market declines. While this does suggest that, under certain circumstances, management will receive equity awards when our stock price decreases, the committee believes that outperforming the index over time provides stockholders with the best indication of management’s effectiveness. Additional information concerning 2015 equity grants awarded using the new TSR metrics can be found under the heading “2015 Executive Compensation.”

Long-Term Equity Incentive Compensation—Other Components

In addition to our new performance-based incentive awards, the committee believes that a portion of our equity incentive program should continue to be focused upon the achievement of annual goals. For this reason, the committee has decided to apportion performance-based equity award in the future according to the following model:

As with all our PU grants, we will continue to determine PU achievement at threshold, target and maximum performance levels. While Mr. Thompson’s annual PU award is based solely on achievement of corporate financial goals, we may award annual PUs to our other NEOs based upon their achievement of both corporate financial goals and goals specific to their individual performance. To further align the interests of our NEOs with those of our stockholders, our stock plan requires that all PUs have a minimum performance period of at least one year. Grants of restricted stock units or RSUs employ time-based vesting to incentivize our NEOs to create long-term shareholder value. Additionally, time-based vesting is proven to enhance employee retention rates. As a general rule, all RSUs granted as part of the company’s annual grant have a minimum vesting period of at least four years.

[2]

The PHLX Semiconductor Sector Index (SOX) is a modified market capitalization-weighted index composed of companies primarily involved in the design, distribution, manufacture, and sale of semiconductors.

For a description of each award type, see “Description and Principal Features of the Plan” under “Summary Description of our Stock Plan” above. The following table provides a year-over-year comparison of the total performance and restricted stock units awarded to our named executive officers during fiscal 2014, 2013 and 2012.

	2014 Equity Awards (#)		2013 Equity Awards (#)		2012 Equity Awards (#)			2011 Equity Awards (#)
	PUs	RSUs	PUs	RSUs	PUs(1)	RSUs		PUs	RSUs
Mr. Thompson	138,750	125,000	165,000	150,000	—	125,000		108,750	125,000
Mr. Frey	41,625	37,500	49,500	45,000	—	30,000		26,100	30,000
Mr. Allexandre	27,750	25,000	—	—	—	—		—	—
Mr. Delva(3)	22,200	20,000	33,000	30,000	—	—		—	—
Mr. Ullal	—	50,000	66,000	60,000	—	150,000	(2)	—	—
Mr. London(3)	—	20,000	33,000	30,000	—	—		—	—

(1)	Performance Units in this table are based upon performance awards actually granted. In 2014 PUs were awarded at 111% of target performance while 2013 PUs were awarded at 110% of target performance. In 2012, none of our NEOs received PU awards.
(2)	Mr. Ullal departed the company on November 17, 2014. Mr. Ullal received a special restricted stock award of 150,000 shares at the time he was hired that became fully vested upon his departure. For additional information on the terms of Mr. Ullal’s employment, please refer to the section entitled “Employment Agreement with Vijay Ullal.”
(3)	Mr. Allexandre was not an NEO in 2013 or 2012. Neither Mr. Delva nor Mr. London were NEOs in 2012.

How We Determine Equity Compensation Awards

Our named executive officers receive annual equity grants to align their long-term interests with those of our stockholders. These equity grants are generally in the form of both restricted stock units and performance units. The committee, in consultation with Radford, begins the process of determining the size of the awards in October of the preceding year by benchmarking our equity compensation programs against those of our peer group. Radford prepares a Long-Term Incentive Value Assessment for the committee that allows the committee to target equity compensation around the 50th percentile of our peer group. The committee meets again in December and reviews Radford’s update on market compensation data based on its survey data. The committee then reviews the long-term incentive compensation of each of the company’s NEOs to determine market competitiveness. Based upon this analysis, management presents a preliminary estimated share request to the committee for their consideration.

In reaching a final decision on the amount of equity compensation our executives should receive, the committee takes numerous factors into consideration. As referenced above, market alignment and competitiveness are key factors the committee considers in setting equity compensation levels. In addition to these factors, the committee places significant weight on the dilutive impact equity issuances have on our stockholders. In assessing dilution, the committee considers the annualized effect of equity compensation by analyzing the equity “burn rate” over a one and three year period. Burn rate, in its simplest form, is determined by dividing the projected number of shares to be issued to employees by the total number of shares outstanding. The committee also considers the aggregate impact of all past equity compensation grants by looking at the company’s equity compensation “overhang”. Overhang is determined by dividing all outstanding equity grants by the total number of shares outstanding. The resulting percentage provides the committee with insight into the long-term cost of the company’s equity compensation programs over time. To help offset the dilutive impact of our equity compensation program, the company has been repurchasing its shares in the open market from time-to-time since 2010. We announced a $100 million stock repurchase program in December of 2013 and a subsequent $100 million repurchase program in May of 2014. During 2014, we repurchased in excess of ten million shares at a cost of $142 million. For more information on the process we follow to determine an acceptable percentage of equity dilution under our compensation plans, see Proposal 2 “Proposal to Approve an Amendment to the Fairchild Semiconductor 2007 Stock Plan increasing the number of shares available for issuance under the Plan by 4,400,000 shares”.

Bonus Plan and Performance Unit Payout for 2014

In 2014, the compensation committee elected to continue using Adjusted EBIT as the metric for determining performance under the company’s Bonus Plans. The committee believes that Adjusted EBIT continues to provide one of the best measures of value and profitability and closely aligns the interests of the stockholders with those of management. For our performance-based equity compensation program, the committee elected to use an Adjusted Free Cash Flow metric as the sole performance measure for 2014. The committee believes that the selection of alternate performance metrics for our cash and equity awards helps to avoid high management payouts based on the achievement of similar objectives. Furthermore, the inclusion of an Adjusted Free Cash Flow metric contributed towards our record net cash position and afforded us the ability to enhance total stockholder return through continued stock repurchases.

Our actual results relative to our 2014 performance goals are shown below:

	50% Threshold	100% Target	150% Maximum	2014 Actual Results	Percentage of Target Award
Adj. EBIT ($ Millions) Applicable to Short-Term Bonus Plans	50	130	200	89.2	75%
Adj. Free Cash Flow ($ Millions) Applicable to Performance-based Equity Plan	60	160	210	170.5	111%

Based on our actual results for 2014, Bonus Plan awards were scored at 75% achievement levels and Performance Unit awards were scored at 111% achievement levels as certified by the compensation committee at its meeting held on February 24, 2015. The following table provides the actual amounts achieved by our named executive officers for 2014 performance under our Bonus Plans and equity compensation plan. For complete details on the compensation earned by our NEOs in 2014, please refer to the “Summary Compensation Table”.

	Base Salary ($)	Bonus Plan % at Target	Variable Cash Award Actual ($)(1)	Stock Options and SARs	Performance Units (PUs) Actual (#)	Restricted Stock Units (RSUs) Actual (#)	Long-Term Incentive Comp. Actual ($)(2)
Mr. Thompson	775,000	150%	871,875	—	138,750	125,000	871,875
Mr. Frey	395,565	90%	267,006	—	41,625	37,500	—
Mr. Allexandre(3)	341,144	60%	153,515	—	27,750	25,000	—
Mr. Delva	313,431	60%	141,044	—	22,200	20,000	—

(1)	Amounts in this column reflect awards earned under our Bonus Plans in 2014. Actual amounts paid may vary slightly from those reflected in this table since awards under our Bonus Plans are based upon a percentage of the NEO’s qualified earnings for the applicable year.
(2)	Amounts in this column reflect the amount earned under Mr. Thompson’s Long-Term Incentive Agreement dated December 22, 2010 for performance achieved during 2014. For more information on this agreement, please refer to the section entitled “Employment Agreements.”
(3)	During 2014, Mr. Allexandre was paid in Euros. Amounts included in this table reflect the U.S. dollar equivalent of the amount paid to Mr. Allexandre based upon an average conversion rate during 2014 of 1.33 Euros to 1 U.S. dollar.

Equity Compensation Grant Practices.

The compensation committee has adopted a written policy for the process of granting equity compensation awards. The committee approves all equity grants to named executive officers, as defined by SEC rules, and has delegated to the CEO and Senior Vice President of Human Resources the ability to make other grants. Our annual equity award cycle occurs promptly after the first board meeting of the year (typically in February) and the compensation committee approves the actual grant date when it meets prior to the board meeting. Equity grants for promotion or retention or to newly hired employees occur on the 15th day of the month following the effective date of the promotion, retention or hire. If the equity award is a stock option, the exercise price of an option is the closing price of the company’s common stock on the NASDAQ on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price, with one limited exception in the case of grants related to substitute awards in mergers and acquisitions; see “Description and Principal Features of the Plan—Terms and Conditions of Stock Options” under “Summary Description of our Stock Plan”.

2015 Executive Compensation

The committee’s process for determining changes in our compensation programs usually begins around the midpoint of the preceding year. As in prior years, the committee engaged Radford to conduct its annual benchmarking survey in August. The Radford benchmarking survey compares our executive compensation policies and practices to those of our specific peer group. In conducting this analysis, Radford merged the data from our specific peer group with general market data compiled for the Radford Survey. Additionally, for 2015 Radford also provided the committee with market insight into the use of TSR performance-based equity awards as a means of measuring management’s long-term performance.

Radford’s analysis compared Fairchild’s executive compensation components with the following market elements:

•	Base salary
•	Short-term incentive opportunity
•	Target total cash compensation (base salary + target short-term incentive opportunity)
•	Long-term incentive value
•	Target total direct compensation

At the committee’s meeting in December of 2014, Radford updated the results of the August benchmarking process with current market data. During that meeting the committee continued its process of evaluating compensation targets and metrics for fiscal 2015.

At its meeting in February of 2015, the committee considered proposed merit increases in base salary for the company’s named executive officers. In assessing whether a merit increase would be appropriate for 2015, the committee took several factors into consideration. Specifically, the committee considered the company’s financial performance in 2014, the progress made towards realization of the company’s strategic goals, numerous structural and operational forces impacting the company, and various other factors that may have affected our 2014 results. Based upon these considerations, the committee approved an increase in base salary of between one percent and three percent for each of our NEOs with the exception of Mr. Thompson, who has received no increase in base salary for 2014 or 2015. With respect to performance-based compensation, the committee took several alternative performance metrics into consideration for our 2015 equity and Bonus Plans. The committee determined that it would continue to measure performance under our 2015 Bonus Plans against an Adjusted EBIT metric while a portion of performance-based equity awards will continue to utilize an Adjusted Free Cash Flow metric. Additionally, with regard to remaining performance-based equity awards, the committee adopted a relative TSR performance metric that will measure performance based upon the company’s total stockholder return relative to that of the PHLX Semiconductor Sector index. Thus, for 2015, our NEOs received PU grants that will measure performance on an annual basis (based upon Adjusted Free Cash Flow) and over a 3-year period, based on total stockholder return relative to the XSOX. For further discussion of our TSR awards, see the Section “Long-Term Equity Incentive Compensation—Total Shareholder Return Component.” In support of the 2015 equity compensation program, the committee recommended and the board approved, subject to stockholder vote, an increase of 4.4 million shares in the number of shares available for issuance under our equity plans.

Employment Agreement with Mr. Thompson. Mr. Thompson is currently our only named executive officer with an employment agreement. We first entered into an employment agreement with Mr. Thompson in April of 2005 and subsequently amended that agreement in December of 2009. At that time, Mr. Thompson voluntarily consented to the elimination of various benefits and payments which may have become payable to him during the term of his employment contract. Specifically, we amended Mr. Thompson’s employment agreement (i) to reduce the severance benefits that would be payable to him as a result of change in control and (ii) to eliminate various tax gross up provisions. A discussion of the terms of Mr. Thompson’s employment agreement is contained under the heading “Employment Agreements.”

On December 22, 2010, we entered into a long-term incentive award agreement with Mr. Thompson that is directly contingent upon year-over-year increases in our stock price. Under the agreement, we agreed to grant Mr. Thompson additional long-term cash and equity incentive awards if (1) he achieves annual financial performance goals established during the five year period and (2) our stock price increases in the same year. Awards vest in full at the end of the five-year period, provided that Mr. Thompson is still an employee of the company at that time. The value of the cash and equity awards is based on a multiple of Mr. Thompson’s underlying cash bonus, which itself is conditioned on the company’s achievement of profitability, cash flow and other measures, as described further in the section entitled “Enhanced Fairchild Incentive Plan (EFIP) and Incentive Bonus Award”. Awards are split equally between restricted cash and restricted stock units, and will have a total value of between 0.5 and 1.5 times the underlying bonus amount paid during the applicable year, depending on the degree to which the stock price increases during the applicable year. Stock price appreciation is calculated based on the year-over-year change, if any, in the average daily closing price of our common stock, using 2010 as the initial base year. The bonus multiplier is 0.5 if our stock price appreciates between 0% and 5%, 1.0 if the stock price appreciates between 5% and 10%, and up to 1.5 if the price appreciates up to 20% or more. The cash element of the award consists of an unfunded accrual we maintain for Mr. Thompson. The equity component is reflected in customary awards of stock units under our principal stock plan. The balance of the cash accrual will be paid to Mr. Thompson, and any granted stock units would vest in full, in March 2016 (or later if he chooses to defer any such amounts) provided that he is still a Fairchild employee on that date.

If Mr. Thompson’s employment is terminated before March 2016, whether by the company for cause or by Mr. Thompson for any reason other than good reason (as those terms are defined in Mr. Thompson’s employment agreement), then all cash and equity awards under the agreement will be cancelled. If Mr. Thompson’s employment is terminated before March 2016 because of his death or disability, or by Mr. Thompson for good reason, or by the company without cause (including a not-for-cause termination following a change in control, as defined in Mr. Thompson’s employment agreement), then all cash and equity amounts awarded before such termination would vest in full. The company must require any successor to the company’s business to assume all of the company’s obligations under the agreement. Mr. Thompson is responsible for the payment of all taxes under the agreement.

Mr. Thompson has received long-term incentive awards under the agreement in both 2011 and 2014. He did not receive a long-term incentive award for the 2012 or 2013 performance period. For more details Mr. Thompson long-term incentive awards and other payments that may become due to Mr. Thompson, please refer to the discussion under “Employment Agreements” and “Potential Payments upon Termination or Change in Control”.

Employment Agreement with Vijay Ullal. On September 10, 2012, Mr. Ullal joined the company as president and chief operating officer and departed the company on November 17, 2014. We entered into an employment agreement with Mr. Ullal on August 31, 2012 which was terminated on November 17, 2014. The agreement provided, among other things, that Mr. Ullal would receive a minimum base salary of $450,000 per year and would be eligible to participate in our Bonus Plans at a target participation level of 120% of his base salary. Under the agreement, the company granted Mr. Ullal a recruitment award of 150,000 restricted stock units (RSUs), which became fully vested in connection with his departure. Additionally, upon his departure from the company, Mr. Ullal became entitled to 15 months’ salary, 15 months’ continued medical and dental insurance. For more information on compensation and severance payments made to Mr. Ullal pursuant to his employment agreement, please refer to footnote 10 included in the “Summary Compensation Table”.

Retirement and Other Benefits

We offer all of our U.S.-based employees a qualified deferred compensation plan in the form of a 401(k) plan, which provides for matching contributions equal to 100% of the first 3% of pay contributed to the plan and 50% of the next 2% of pay contributed to the plan. In addition, we offer eligible U.S.-based employees (including the named executive officers) a nonqualified deferred compensation plan in the form of a non-qualified Benefits Restoration Plan (BRP), in compliance with the Employee Retirement Income Security Act of 1974 (ERISA). Like the 401(k) plan, the BRP provides for matching contributions equal to 100% of the first 3% of pay contributed to the plan and 50% of the next 2% of pay contributed to the plan. Both plans provide our employees (including the named executive officers) a tax-advantaged way to save for retirement and enhance our ability to attract and retain key employees. Account balances under each plan are driven by employee and company contributions, but the employees make their own investment decisions, provided however, that employees are not permitted to invest in company stock under these plans.

We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs as other employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment insurance.

Perquisites and Personal Benefits

We provide our named executive officers with limited perquisites and other personal benefits, as reflected in the All Other Compensation column in the Summary Compensation Table. The compensation committee believes these perquisites and personal benefits are reasonable and consistent with the company’s overall compensation program, because they better enable the company to attract and retain superior employees for its key positions. The compensation committee reviews and approves perquisites and other personal benefits provided to the named executive officers. For all our current named executive officers, these benefits include the cost of accidental death and dismemberment insurance, long-term care and short-term and long-term disability insurance, executive physicals and relocation benefits. Mr. Thompson is reimbursed for tax and financial planning, life insurance premiums and certain medical costs.

Executive Severance Policy

With the exception of Mr. Thompson (who is provided severance benefits under his employment agreement) we have adopted an Executive Severance Policy that applies to each of our current named executive officers and various other officers and director level employees. The committee believes the severance policy is important in attracting and retaining executive officers and providing replacement income if their employment is terminated as a result of an involuntary termination. If a covered employee is terminated for any reason other than for cause, the severance policy provides the employee with a lump-sum severance payment upon termination of employment. The benefit is a multiple of the employee’s monthly base salary in effect at the time of termination. Participating executive officers will be paid the greater of the amount due under the company’s basic severance policy, which is available to all U.S.-based employees, or a multiple of the executive’s monthly salary, up to a maximum of twelve months for the most senior eligible executives. Participating executive officers will also receive company-paid medical coverage for themselves and eligible dependents for the time period corresponding to the same multiple of monthly base salary to which the executive is entitled as severance.

In addition to benefits that may be paid pursuant to the Executive Severance Policy, the 2007 Stock Plan provides that, in the event of a change in control of the company, all unvested stock awards granted to our named executive officers and all our other employees will become fully vested. There are no other change-in-control benefits, except the change-in-control benefits Mr. Thompson receives through his employment agreements and the standard severance policy that would apply upon a termination of employment following a change in control.

The compensation committee periodically reviews with Radford the structure, design and compensation levels of our named executive officers’ severance and change in control payments, and benchmarks them against peer group and survey data provided by Radford. Mr. Thompson’s severance arrangement is addressed in his employment agreement. The committee believes, based on data received from Radford, the payments under our agreement with Mr. Thompson and the Executive Severance Policy are within the parameters of similar benefits offered by our peer group companies for the CEO and the other senior executive officers.

For a discussion of the actual severance payments made to Mr. Ullal, our former President and COO, see “Employment Agreement with Vijay Ullal” above.

Compensation Program Risk Assessment

The compensation committee annually assesses the risks associated with our compensation programs as a part of the company’s annual risk assessment process. A discussion of the company’s risk assessment process is included in the “Corporate Governance, Board Meetings and Committees” section under the heading “The Board’s Oversight of Risk.”

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation qualifies as “performance-based” compensation under the Code. While the committee has traditionally considered the tax consequences to the company and its executives in determining appropriate levels of executive compensation, tax considerations have not been the primary driver of the company’s compensation policies. Tax considerations can be elusive and may be subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the committee’s and the company’s control. As a result, while many of the equity awards granted to our named executive officers pursuant to the 2007 Stock Plan are intended to meet the performance-based requirements of Section 162 (m), cash bonus awards paid pursuant to our EFIP Plan have historically not met those requirements and have not been fully deductible under Section 162(m).

During 2010 the committee explored various alternatives that would maximize the company’s ability to deduct cash bonuses paid to our named executive officers. After careful consideration the committee determined that, beginning in fiscal 2011, all executive officers will receive cash bonus awards, if earned, in the form of incentive bonuses pursuant to our 2007 Stock Plan. Therefore, beginning in fiscal 2011, all cash bonuses paid to our named executive officers have the potential to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. While the committee believes that the ability to deduct executive compensation is important to our stockholders, it further believes that it is important to retain a certain amount of flexibility in the way it structures compensation programs for our named executive officers. Therefore, while the committee intends to attempt to structure our compensation programs in compliance with the performance-based criteria set forth in Section 162 (m), there can be no assurance that all our compensation programs will meet those criteria and be fully deductible.

Stock Ownership Guidelines

In January 2008, the committee adopted stock ownership guidelines for our executive officers to help ensure that they each maintain an equity stake in the company, and by doing so, appropriately link their interests with those of other stockholders. The level of ownership required for each executive is listed below. Only shares actually owned (as shares or as vested and deferred DSUs) count toward the requirement. Executives are required to achieve these stock ownership levels within five years after the first January 1 date following the date they became an executive officer, or (in the case of persons who were executive officers at the time these guidelines were adopted) by January 1, 2013. Executives who are promoted to a higher grade level have five years from the first January 1 date following the date of promotion to achieve the higher ownership target.

Level	Shares
Chief Executive Officer	120,000
Chief Operating Officer	50,000
Executive Vice President	30,000
Senior Vice President	10,000
Vice President	5,000

As of March 25, 2015, all our officers were in compliance with our stock ownership guidelines.

Clawbacks. Under our 2007 Stock Plan, the Company retains the ability to claw back equity incentive awards and Incentive Bonuses in the event that an NEO has committed an Act of Misconduct. For further details on this feature, see “Summary Description of our Stock Plan—Clawbacks.”

Summary Compensation Table

The following table shows the compensation paid to or earned by our named executive officers during the years indicated.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
Mark S. Thompson	2014	780,742	—	3,908,438	(6)	1,307,813	(7)	38,579	5,996,993
President and Chief Executive Officer	2013	769,231	—	4,200,000		581,250		38,431	5,588,912
	2012	746,539	—	3,570,000		—		38,271	4,354,809
Mark S. Frey	2014	397,178	—	1,041,750		265,212		24,219	1,728,358
Executive Vice President, Chief Financial Officer and Treasurer	2013	381,463	—	1,260,000		172,820		23,442	1,837,725
	2012	371,171	—	856,800		—		23,675	1,251,645

Paul D. Delva(8)	2014	312,475		555,600		140,096		54,343	1,062,514
Senior Vice President, General Counsel and Corporate Secretary	2013	302,257	—	840,000		91,291		34,892	1,268,439

Chris Allexandre(9)	2014	333,222	—	694,500		111,160		2,087	1,140,969
Senior Vice President Worldwide Sales and Marketing
Vijay Ullal(10)	2014	460,053	—	1,389,000		—		606,561	2,455,614
Former President, Chief Operating Officer	2013	455,192	—	1,680,000		274,050		18,268	2,427,511
	2012	138,462	—	2,203,500		—		—	2,341,962
Kevin B. London(7, 11)	2014	198,150	—	555,600		—		323,855	1,077,605
Former Senior Vice President, Human Resources and Administration	2013	285,116	—	840,000		86,114		19,801	1,231,031

(1)	The amounts in the “Stock Awards” column reflects the grant date fair value of awards made during the covered year. The company has not granted option awards to NEOs since 2009. The fair value estimate of each DSU, RSU and PU is equal to the closing market price on the date of grant.
(2)	Fair value for the PU grants is reported at target achievement level. See discussion of PUs in the section titled, “Compensation Discussion and Analysis.”
(3)	The following table shows the grant date fair value for the PU grants at the maximum performance achievement target.

	2012 ($)	2013 ($)	2014 ($)
Mark S. Thompson	2,677,500	3,150,000	2,604,375
Mark S. Frey	642,600	945,000	781,313
Paul D. Delva	—	630,000	416,700
Chris Allexandre	—	—	520,875
Vijay Ullal	—	1,260,000	1,041,750
Kevin B. London	—	630,000	416,700

(4)	Reflects cash incentive bonuses paid to our named executive officers pursuant to the 2007 Stock Plan. Performance award for 2014 scored at 75% of target award. Amounts are recorded in the year in which the relevant performance measure was achieved.
(5)	For 2014, Other Compensation consists of the following components:

	Basic Life Insurance	Basic AD&D	Executive LTC	Executive LTD	401K Match	BRP Match	Severance Payments	Relocation	Total
Mark Thompson	1,116	75	4,957	1,500	11,854	19,077	—	—	38,579
Mark S. Frey	384	75	6,544	1,500	7,196	8,520	—	—	24,219
Paul D. Delva	451	71	3,758	1,500	7,149	5,304	—	36,110	54,343
Chris Allexandre	468	73	46	1,500	0	0	—	—	2,087
Vijay Ullal	677	75	0	1,500	14,000	2,244	588,066	—	606,561
Kevin B. London	426	67	4,633	1,500	4,469	2,547	310,212	—	323,855

(6)	Stock awards included in this table are comprised of the following: 125,000 PUs, 125,000 RSUs and 24,840 shares granted to Mr. Thompson pursuant to his Long-Term Incentive Plan for performance that was achieved during 2014.

(7)	Reflects cash incentive bonus payment of $871,875 and deferred cash awards paid pursuant to Mr. Thompson’s Long-Term Incentive Plan of $435,938. Amounts are recorded in the year in which the relevant performance measure was achieved.
(8)	Neither Mr. Delva nor Mr. London were named executive officers in 2012.
(9)	During 2014, Mr. Allexandre was paid in Euros. Amounts in this table are calculated using an average annual conversion rate of 1.30 Euros to 1 USD. Mr. Allexandre was not a named executive officer in either 2013 or 2012.
(10)	Mr. Ullal departed the company on November 17, 2014. Upon his departure he received severance benefits pursuant to our Executive Severance Plan in the amount of $588,066.
(11)	Mr. London retired from the company on July 17, 2014. Upon his retirement, he received severance benefits of $295,656 and $14,556 in continuing medical benefits pursuant to our Executive Severance Plan.

Fiscal 2014 Grants of Plan-Based Awards

The following table provides information about grants of plan-based equity awards during 2014 to the executive officers named in the Summary Compensation Table.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant-date Fair Value of Stock and Option Awards ($)(3)(4)
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mark S. Thompson	3/3/2014	62,500	125,000	187,500	—	1,736,250
	3/3/2014	—	—	—	125,000	1,736,250

Mark S. Frey	3/3/2014	18,750	37,500	56,250	—	520,875
	3/3/2014	—	—	—	37,500	520,875

Paul Delva	3/3/2014	10,000	20,000	30,000	—	277,800
	3/3/2014	—	—	—	20,000	277,800

Chris Allexandre	3/3/2014	12,500	25,000	37,500	—	347,250
	3/3/2014	—	—	—	25,000	347,250

Vijay Ullal	3/3/2014	25,000	50,000	75,000	—	694,500
	3/3/2014	—	—	—	50,000	694,500

Kevin London	3/3/2014	10,000	20,000	30,000	—	277,800
	3/3/2014	—	—	—	20,000	277,800

(1)	Reflects number of performance units (PUs) granted as part of the annual grant. See section titled “Compensation Discussion and Analysis” for further discussion.
(2)	Reflects number of restricted stock units (RSUs) granted as part of the annual grant. See section titled “Compensation Discussion and Analysis” for further discussion.
(3)	Includes PUs, for which reported grant-date fair value assumes achievement of the target performance for 2014. PUs can achieve up to 150% of target based upon maximum performance.
(4)	The amounts included in the “Grant-date Fair Value of Stock and Option Awards” column represent the aggregate grant-date fair value computed in accordance with the Stock Compensation Topic of the Accounting Standards Codification.

Our 2014 equity compensation program, including performance units (PUs) and restricted stock units (RSUs), is described in “Proposal 2—Description of Principal Features of the Plan,” and in the section titled “Compensation Discussion and Analysis.”

The PUs reported in the table above vest at the rate of 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date. PUs awarded in 2014 were scored at 111% of target performance. RSUs generally vest in 25% increments on each of the first four anniversaries of the grant date. Vested RSUs result in the delivery of one share per unit promptly following the vesting date. Mr. Thompson’s equity awards may vest earlier upon certain events, as described in more detail in the section titled “Employment Agreements.”

Employment Agreements

We currently have an employment agreement with Mr. Thompson. While our other executive officers, including Messrs. Frey, Delva and London, do not have individual employment, severance or change-in-control agreements with the company, they are entitled to receive benefits under our Executive Severance Policy and, in certain circumstances, upon a change in control. For a discussion of the compensation and benefits payable to the named executive officers upon termination, see the sections titled “Potential Payments Upon Termination or Change in Control” and “Executive Severance Policy.”

Mark S. Thompson. On April 6, 2005 we entered into an employment agreement with Mark S. Thompson, our President and CEO. Mr. Thompson receives a base annual salary of at least $707,200 and his annual incentive target amount under the Bonus Plan is 150% of his base salary. The agreement provides for Mr. Thompson to receive a maximum of $15,000 per year in supplemental life insurance premiums, non-reimbursed medical expenses and personal tax and financial planning services. On December 9, 2009, we amended Mr. Thompson’s employment agreement to reduce the payments we would be required to pay him upon a change-in-control employment termination. Specifically, in the event we are required to pay severance benefits associated with a termination of Mr. Thompson’s employment within 6 months before or 12 months after a change-in-control (as defined in the agreement), Mr. Thompson is responsible for payment of any excise tax that might apply under Sections 280G and 4999 of the Internal Revenue Code. In addition, we have the ability to reduce any such severance payment, as specified in the agreement, if (i) such a reduction would result in no portion of such payment being subject to the excise tax and (ii) the net amount received by Mr. Thompson (after payment of all taxes by him) is greater than the amount received if the full amount were to be paid and the excise tax applied. The amended agreement also provides that Mr. Thompson will be responsible for the payment of all other taxes that may apply to any payments or other benefits he receives. Any equity awards granted to Mr. Thompson after the amendment are governed by the terms and conditions of the company stock plan and award agreements issued pursuant to the plan. If Mr. Thompson’s employment is terminated as a result of his death or disability (whether or not in connection with a change in control), he is not entitled to the payment of severance benefits under the agreement. The 2009 amendment to Mr. Thompson’s employment agreement eliminated any reimbursement for income taxes attributable to such benefits. Mr. Thompson is entitled to five weeks’ paid vacation per year and is entitled to participate in company benefit programs available to senior executives of the company. The agreement prohibits Mr. Thompson from competing with us during, and for one year after, the term of his employment. If Mr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause” (as defined in the agreement; see below under “Potential Payments Upon Termination or Change in Control—Arrangements with CEO”), then we may cancel his DSUs, PUs, RSUs, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards. With respect to awards granted before the 2009 amendment of his employment agreement, Mr. Thompson became retirement-eligible on April 6, 2008, meaning that any equity awards granted before December 2009 will vest in full if Mr. Thompson retires (as defined in the agreement) following April 6, 2008.

On December 22, 2010, we entered into a long-term incentive award agreement with Mr. Thompson, under which we agreed to grant him additional long-term cash and equity incentive awards if (1) he receives a cash bonus based on achieving financial performance goals established for any of the 2011—2015 performance periods and (2) our stock price appreciates in the corresponding year. All the awards vest in full at the end of the five-year period, if Mr. Thompson remains an employee of the company at that time. For a discussion of the compensation payable to Mr. Thompson under the Long-Term Incentive Agreement, see the section titled “Compensation Discussion and Analysis.”

The following table provides a summary of the projected value of the incentives included in Mr. Thompson’s Long-Term Incentive Agreement (figures used in this table are actual with the exception of 2015 which is included for illustrative purposes and is not intended to be a forecast of 2015 stock price performance):

	2011(1)	2012(1)	2013(1)		2014(1)	2015(2)
Annual Base	735,000	750,000	775,000		775,000	775,000
Bonus Percentage	150%	150%	150%		150%	150%
Bonus at Target($)	1,092,075	1,125,000	1,162,500		1,162,500	1,162,500
Actual Award (%)	87%	0%	50%		75%	—
Actual Award($)	950,105	—	581,250		871,875	—
Average Stock Price($)	15.78	13.91	13.57		14.82	16.30
Stock Price Increase (Decrease) %(3)	51.88%	(11.8)%	(2.4%	)	9.3%	10%
Stock Price Multiplier(4)	1.5	—	—		1.0	1.0
Non-Discounted Incentive Value($)	1,425,158	—	—		871,875	1,185,750

(1)	Amounts included in columns for 2011, 2012, 2013 and 2014 are reflective of actual amounts earned.
(2)	All amounts for 2015, with the exception of Mr. Thompson’s 2015 Annual Base, are projected results shown for illustrative purposes only.
(3)	Stock Price Increase is determined by calculating the average unweighted daily closing price per share of the company’s common stock for all trading days in the applicable calendar year.
(4)	The Stock Price Multiplier is based on year-over-year increases in the company’s stock price as reflected in the following table:

Percentage Increase in Average Stock Price	Stock Performance Multiplier
Less than or equal to 0%	0
Greater than 0% and less than or equal to 5.0%	0.5
Greater than 5.0% and less than or equal to 10.0%	1
Greater than 10.0% and less than or equal to 20.0%	1.0 plus 0.05 for each increase of 100 basis points in the Average Stock Price in excess of 10.0%
Greater than 20.0%	1.5

Vijay Ullal. Mr. Ullal, our former president and chief operating officer, joined the company on September 10, 2012 and departed on November 17, 2014. We entered into an employment agreement with Mr. Ullal dated August 31, 2012 which agreement terminated upon his departure. The agreement provided that Mr. Ullal would receive a base salary of $450,000 per year and was eligible to participate in the company’s Enhanced Fairchild Incentive Plan (EFIP), our executive cash incentive bonus plan, at a target participation level of 120% of his base salary. (EFIP awards to Mr. Ullal and other named executive officers are made under the cash incentive provisions of the Fairchild Semiconductor 2007 Stock Plan.) Under this program, Mr. Ullal had an opportunity to earn an annual cash bonus of between 0% and 120% of his target participation level, i.e., between 0% and 180% of his base salary. Under the agreement, the company granted Mr. Ullal a recruitment award of 150,000 restricted stock units (RSUs), which was scheduled to vest over a three-year period unless Mr. Ullal’s employment was terminated by the company for other than cause or by Mr. Ullal for good reason. The unvested portion of his original RSU grant vested upon his departure.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on all outstanding option and stock awards held by the named executive officers at December 28, 2014. Market value of stock awards is based on a price of $17.40 per share, our closing stock price on December 26, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested)	Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested)	Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. Thompson(2)	80,000	—	—	17.94	2/10/2015	—		—	—		—
	—	—	—	—	—	125,000	(3)	—	—		—
	—	—	—	—	—	112,500	(4)	—	—		—
	—	—	—	—	—	62,500	(6)	—	—		—
	—	—	—	—	—	31,250	(7)	—	—		—
	—	—	—	—	—	—		—	187,500	(9)	—
	—	—	—	—	—	109,998	(10)	—	—		—
	—	—	—	—	—	53,417	(8)	—	—		—
Mark S. Frey	12,000	—	—	17.94	2/10/2015	—		—	—		—
	—	—	—	—	—	37,500	(3)	—	—		—
	—	—	—	—	—	33,750	(4)	—	—		—
	—	—	—	—	—	15,000	(6)	—	—		—
	—	—	—	—	—	7,500	(7)	—	—		—
	—	—	—	—	—	—		—	56,250	(9)	—
	—	—	—	—	—	32,998	(10)	—	—		—
Paul Delva	5,000	—	—	17.94	2/10/2015	—		—	—		—
	—	—	—	—	—	20,000	(3)	—	—		—
	—	—	—	—	—	22,500	(4)	—	—		—
	—	—	—	—	—	10,000	(6)	—	—		—
	—	—	—	—	—	5,000	(7)	—	—		—
	—	—	—	—	—	—		—	30,000	(9)	—
	—	—	—	—	—	21,998	(10)	—	—		—
Chris Allexandre	—	—	—	—	—	25,000	(3)	—	—		—
	—	—	—	—	—	52,500	(5)	—	—		—
	—	—	—	—	—	—		—	37,500	(9)	—
Vijay Ullal	—	—	—	—	—	51,000	(11)	—	—		—
Kevin London	6,600	—	—	11.62	2/9/2016	—		—	—		—
	5,000	—	—	17.94	2/10/2015	—		—	—		—
	—	—	—	—	—	20,000	(3)	—	—		—
	—	—	—	—	—	22,500	(4)	—	—		—
	—	—	—	—	—	10,000	(6)	—	—		—
	—	—	—	—	—	5,000	(7)	—	—		—
	—	—	—	—	—	—		—	30,000	(9)	—
	—	—	—	—	—	21,998	(10)	—	—		—

(1)	Represents RSUs and DSUs, and PUs for which the performance conditions have been satisfied and are hence subject only to time-based vesting. Except as separately footnoted below, all RSUs and DSUs become vested in 25% increments on each of the first four anniversaries of the grant date, and all PUs become vested in one-third increments on each of the first three anniversaries of the grant date.
(2)	Mr. Thompson’s awards vest as described, provided that they may vest earlier upon certain events described in more detail in the section titled “Employment Agreements—Mark S. Thompson.”
(3)	Represents RSUs with a March 3, 2014 grant date.
(4)	Represents RSUs with a March 1, 2013 grant date.
(5)	Represents RSUs with a October 15, 2013 grant date.
(6)	Represents RSUs with a March 1, 2012 grant date.
(7)	Represents RSUs with a February 28, 2011 grant date.
(8)	Represents PUs granted on March 5, 2012. See “Employment Agreements—Mark S. Thompson.” for more detail.
(9)	Represents PUs granted on March 3, 2014, assuming achievement of the maximum achievement performance levels for 2014. Based on our actual Adjusted Free Cash Flow results for 2014, Earned PUs were scored at 111% achievement levels as certified by the compensation committee at its meeting held on February 2, 2015. See “FY14 Adjusted PU Results .” All earned PUs become vested in one third increments on each of the first three anniversaries of the original grant date of the awards.
(10)	Represents PUs granted on March 1, 2013. Earned PUs were scored at 110% achievement levels based upon our 2013 cash flow results goal attainment as certified by the compensation committee at its meeting held on January 28, 2014. All earned PUs become vested in one third increments on each of the first three anniversaries of the original grant date of the awards.
(11)	Represents RSUs granted on September 10, 2012. Mr. Ullal’s RSUs vest in one-third increments on each of the first three anniversaries of the grant data.

Fiscal 2014 Stock Vested

The following table provides information about stock vested during fiscal 2014, for the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized Upon Vesting ($)
Mark S. Thompson	115,000	600,300	222,502	3,103,378
Mark S. Frey	17,400	88,310	58,952	821,921
Paul Delva	6,600	34,948	39,302	547,957
Chris Allexandre	—	—	17,500	220,325
Kevin London	—	—	39,302	547,957
Vijay Ullal	—	—	91,503	1,404,132

(1)	Represents settlements of RSUs and PUs

Nonqualified Deferred Compensation

We maintain a non-qualified retirement savings plan in the form of a Benefit Restoration Plan (or BRP), under which our named executive officers and certain eligible employees who have otherwise exceeded their annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. Under the BRP, a participant can contribute between 1% and 25% of his or her base salary to the BRP on a pre-tax basis. The company matches employee elective contributions at a rate of 100% of the first 3% of pay that is contributed and 50% of the next 2% of pay contributed. Any amounts contributed to the BRP may be allocated towards various investment funds as directed by the participant. The investment funds available under the BRP mirror the investment options available to all employees who participate in the 401(k) plan. There is no guaranteed investment return with respect to any of the funds. The following table provides information with respect to compensation deferred by our named executive officers in 2013 under the BRP.

	Exec BRP Contributions in 2014($)	Company BRP Contributions in 2014($)	Aggregate Earnings in 2014($)	Aggregate withdrawals in 2014($)	Balance at end of 2014($)
Mark S. Thompson	28,616	19,077	29,247	—	456,657
Mark S. Frey	25,560	8,520	17,008	—	99,104
Paul Delva	13,261	5,304	5,142	—	185,440
Chris Allexandre	—	—	—	—	—
Vijay Ullal	2,805	2,244	878	—	13,940
Kevin London	13,373	2,547	19,032	—	293,755

(1)	Amounts are the company’s matching contributions to the BRP that are included in amounts reported as compensation to the named executives in the last completed fiscal year in the Summary Compensation Table under the heading “All Other Compensation.”

Potential Payments Upon Termination or Change in Control

Arrangements with CEO.

Our employment agreement with Mr. Thompson, our President and CEO, provides that, if the company terminates his employment for any reason other than “cause” (but excluding terminations resulting from his death or disability), or if Mr. Thompson terminates his employment for “good reason,” we will pay him two times his base salary and target annual incentive bonus amount in effect at the time of termination. The agreement defines “cause” to include a willful failure to perform duties, willful and gross misconduct that is materially injurious to the company, a willful breach of a material provision of the employment agreement

(including its confidentiality and non-competition provisions) and material and willful violations of laws or regulations that are materially and demonstrably injurious to the company. If Mr. Thompson’s employment were terminated under such circumstances, he would not be entitled to any payments or other benefits. In addition, we have the right to cancel outstanding options and other equity awards and to recapture gains on prior settlements or exercises of equity awards if Mr. Thompson is terminated for cause. Under the agreement, “good reason” includes a reduction in base salary or incentive bonus participation level, other than those affecting executives generally, a material reduction in Mr. Thompson’s responsibilities or authority, a significant geographic change in his principal office location, or the failure of the company to nominate Mr. Thompson for re-election to the board of directors. If Mr. Thompson were to terminate his employment for good reason, in addition to the payments and benefits described above, we are required to provide continued health insurance for Mr. Thompson and his eligible dependents for two years following the termination date.

Mr. Thompson’s employment agreement includes a “double-trigger” payout provision upon the occurrence of a change in control of the company. If a change in control should occur, as defined in Section 12(b) of the 2007 Stock Plan included in this proxy as Exhibit A, and provided that the company or its successor terminates Mr. Thompson’s employment for any reason other than cause (but excluding terminations resulting from his death or disability), or if Mr. Thompson terminates his employment for good reason, in either case within 6 months before or 12 months after the change in control, we or our successor must pay him three times his base salary and target annual incentive bonus amount in effect at the time of termination, and his stock options, RSUs, PUs, DSUs and other equity awards would vest in full and the options would be exercisable for their remaining terms. Mr. Thompson is required to pay any excise tax that might apply under Sections 280G and 4999 of the Internal Revenue Code. In addition, we have the ability to reduce his severance payments, as specified in his employment agreement, if such a reduction (i) would result in no portion of such payments being subject to the excise tax and (ii) the net amount received by Mr. Thompson (after payment of all taxes by him) is greater than the amount received if the full amount were to be paid and the excise tax applied.

If Mr. Thompson retires or if the company terminates his employment other than for cause, or if Mr. Thompson terminates his employment for good reason, then he will be fully vested in all of his then-outstanding stock options, RSUs, PUs, DSUs and other equity awards granted before December 9, 2009, and those options would be exercisable for their remaining terms. In addition, in the event of a change in control of the company, Mr. Thompson will become fully vested in all of his then-outstanding stock options, RSUs, PUs, DSUs and other equity awards (whether granted before or after December 9, 2009). The agreement prohibits Mr. Thompson from competing with us during, and for one year after, the term of his employment. If Mr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause,” then we may cancel his DSUs, PUs, RSUs, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards.

Under the above terms, if Mr. Thompson’s employment had been terminated on December 28, 2014, either by the company for any reason other than cause or by Mr. Thompson for good reason, or if there had been a change in control of the company and a termination of Mr. Thompson’s employment within the time periods described above, the value of payments and other benefits that he would have been entitled to receive would have been as follows:

	Change in Control—No Termination ($)	Termination Other Than in Change in Control ($)	Termination and Change in Control ($)
Severance Payment	—	3,875,000	5,812,500
Equity Awards(1)	10,782,171	—	10,782,171
Long-Term Incentive Agreement(2)	—	2,297,033	2,297,033
Health Benefits Continuation(3)	—	29,573	29,573

(1)	Represents the value of unvested and accelerated stock options, RSUs and PUs as of December 28, 2014. Assumes PUs granted for fiscal 2014 at target achievement (see “Compensation Discussion and Analysis—Performance Unit Targets and 2014 Payout”) and an exercise price for stock options of $17.40, the closing price on December 26, 2014.

(2)	Pursuant to Mr. Thompson’s Long-Term Incentive Agreement, all Cash Incentive Awards and DSUs awards vest upon the earlier of March 10, 2016 or on the date on which his employment terminates because of death, disability, termination by the Company without Cause or by Mr. Thompson for Good Reason, including a termination that follows a Change in Control. Awards reflected in this column represent those granted for fiscal 2011 and fiscal 2014 performance. There was no award granted for 2012 or 2013 performance.
(3)	Represents the present value (discounted at a rate of 6%) of two years of continuing medical coverage equivalent to the company’s current level of coverage.

Section 280G and Section 4999 of the Internal Revenue Code

Section 280G of the Code disallows a company’s tax deduction for compensation defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives such excess parachute payments. While Mr. Thompson’s prior employment agreement required us to pay any applicable Section 4999 excise tax on his behalf, his current employment agreement contains a “best net benefit” provision. The provision, which is triggered upon the payment of severance benefits to him, provides that, to the extent his severance payments would constitute excess parachute payments within the meaning of Section 280G of the Code, then we shall have the ability to either pay him the full amount due under his employment agreement or alternatively, reduce his severance payments to an amount whereby no Section 4999 excise tax would be due. In either case, Mr. Thompson is responsible for the payment of any tax arising under Section 4999 or otherwise.

Arrangements with our former President and COO

Under our employment agreement with Mr. Ullal, our former president and COO, upon Mr. Ullal’s employment termination by the company for any reason other than “Cause” or by Mr. Ullal for “Good Reason” (as those terms are defined in the agreement), the company was required to pay Mr. Ullal a lump-sum severance benefit equal to 15 months’ base salary and continued medical insurance coverage for Mr. Ullal and his dependents for 15 months following termination. In addition, because his termination occurred in the first three years of Mr. Ullal’s employment, any unvested RSUs from his employment recruitment grant of 150,000 RSUs vested in full. Mr. Ullal’s agreement defined “Cause” to include, among other things, willful and habitual breach of duties, acts of malfeasance, fraud or other acts of moral turpitude that cause material harm to the company, and acts or omissions that materially injure the business or reputation of the company. “Good Reason” was defined to include material reductions in Mr. Ullal’s title, authority, responsibilities, base salary or EFIP target participation level, requirements to relocate, or having to report to any person other than the CEO or board of directors.

Arrangements with Other Named Executive Officers

With the exception of Mr. Thompson, our executive officers, including Messrs. Frey, Delva and Allexandre, do not have individual employment, severance or change-in-control agreements. However, they and other executive officers are entitled to receive benefits under our Executive Severance Policy.

Executive Severance Policy

We have an executive severance policy that provides severance benefits for executives at and above the executive director level, including Messrs. Frey, Delva and Allexandre, if their employment were to be terminated by the company for reasons other than cause, as further described below. To be covered under the executive severance policy, the executive must be designated as a participant by the CEO and must agree to all of the terms and conditions under the policy, including (where legally enforceable) to a covenant not to compete against the company during and for one year following employment. The executive also must agree to release the company from any claims relating to the executive’s employment or termination in order to receive severance payments under the policy.

The executive severance policy defines “Cause” as a willful breach or habitual neglect of duties, acts of dishonesty, malfeasance or misappropriation, willful misconduct, fraud, embezzlement, bad faith, misrepresentation, or other acts of moral turpitude that would prevent the effective performance of the executive’s duties to the company or result in the executive’s personal profit, or any act or omission in the course of the executive’s employment with the company that materially injures the business or reputation of the company. If an executive is terminated for any reason other than cause, then the executive is entitled to receive an amount equal to the executive’s base compensation for a specified time period, depending on the executive’s job grade at the time of such termination. For Messrs. Frey, Delva and Allexandre, this period is 12 months. In addition, upon any such termination event, we must provide continued health insurance coverage for the executive and his or her eligible dependents for the same time period as indicated above. Benefits are not provided under the policy in the event of terminations resulting from the executive’s death or disability. Benefits are not provided under the policy if the executive initiates the termination for “good reason” or any other reason. There is no provision under the policy for payments in the event of a change in control. However, the policy provides that it must be continued according to its terms by any successor to the company following a change in control, and in the event the policy is not continued by the successor, then the closing of the change-in-control transaction would be treated as a not-for-cause termination, triggering the above-described severance benefits.

If, on December 28, 2014, the employment of Messrs. Frey, Delva and Allexandre had been terminated by the company for any reason other than cause (as defined in the executive severance policy), or if there had been a change-in-control in which the successor did not continue the obligations of the Executive Severance Policy, then these executives would have been entitled to receive the amounts reported in the table below (reported as a severance benefit equal to twelve months of the executive’s monthly base salary and twelve months of continuing medical coverage equivalent to the company’s current level of coverage)

	Severance Payment ($)	Health Benefits Continuation (1 year) ($)	Termination and Change in Control ($)	Total
Mark S. Frey	395,565	12,762	3,266,242	3,674,569
Paul D. Delva	313,431	17,791	2,062,487	2,393,709
Chris Allexandre	341,144	21,461	1,711,105	2,073,710

In addition, under our stock plan, in the event of a change in control of the company all of the named executive officers, including Messrs. Frey, Delva and Allexandre, will become fully vested in all their then-outstanding stock options, RSUs, PUs DSUs and other equity awards. If, on December 28, 2014, there had been a change in control of the company, then these executives would have been entitled to acceleration of their unvested equity awards in the amounts reported in the table below without termination of their employment in connection with the change in control.

Accelerated Vesting of Unvested Equity Awards Upon Change in Control— No Termination ($)(1)(2)
Mark S. Frey	2.857.915
Paul D. Delva	1,731,265
Kevin B. London	1,348,500

(1)	The value of DSUs, RSUs and PUs is calculated by multiplying the number of accelerated underlying shares by $17.40, the closing price of our common stock on December 26, 2014.
(2)	Represents the value of unvested and accelerated RSUs and PUs as of December 28, 2014.

Executive Disability Insurance.

Our executive officers are enrolled in the Executive Long-Term Disability Plan, which we fund through insurance. Executives are entitled to receive 60% of their monthly earnings to a maximum benefit of $15,000 per month in long-term disability benefit payments if they are deemed disabled. Disability is defined to mean, in effect, the executive’s inability to continue to perform his or her current responsibilities. The maximum period of payment is to Social Security normal retirement age if the individual is less than age 63 at the time of disability.

If the individual is age 63 or older at the time of disability the maximum period of payment varies based on the executive’s age at the time of disability. Furthermore, the maximum payment period ranges from 36 months for those age 63 or more, to 12 months for those age 69 and over. If, on December 28, 2014, the employment of Messrs. Thompson, Frey, Delva and Allexandre had been terminated as a result of their disability, then these executives would have been entitled to receive the maximum aggregate amounts reported in the table below.

Disability Payment ($)(1)
Mark S. Thompson	1,158,707
Mark S. Frey	716,707
Paul D. Delva	1,772,384
Chris Allexandre	2,317,384

(1)	Represents the estimated lump-sum present value of all future payments that the named executives would be entitled to receive, applying a 6% discount rate. Messrs. Thompson, Frey, Delva and Allexandre would be entitled to receive such payments until they reach age 66.

The foregoing descriptions reflect the amount of compensation that would have become payable to each of the named executive officers under existing plans and arrangements if the named executive’s employment had terminated and/or a change-in-control had occurred on December 28, 2014, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including under then-exercisable stock options, and benefits available generally to salaried employees. The actual amounts that would be paid upon a change in control or a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the foregoing description. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

Securities Authorized for Issuance Under Equity Compensation Programs

The following table and related notes provide information about the number of stock options, DSUs, RSUs and PUs outstanding and authorized for issuance under all equity compensation plans of the company on December 28, 2014.

	Number of Shares of Common Stock Issuable Upon the Exercise of Outstanding Options, DSUs, RSUs and PUs(1)	Weighted-Average Exercise Price of Outstanding Options ($)(2)	Number of Shares Remaining Available for Future Issuance (Excluding Shares Underlying Outstanding Options, DSUs, RSUs and PUs(3)
Equity compensation plans approved by stockholders(4)	6,786,657	14.91	10,522,898

(1)	Other than as described here, the company had no warrants or rights outstanding or available for issuance under any equity compensation plan at December 28, 2014.
(2)	Does not include shares subject to DSUs, RSUs or PUs, which do not have an exercise price.
(3)	Represents 10,522,898 shares under the Fairchild Semiconductor 2007 Stock Plan (2007 Stock Plan) and the Fairchild Semiconductor Stock Plan (Stock Plan) on December 28, 2014.
(4)	Shares issuable include 205,389 options under the Stock Plan and 242,716 options, 377,143 DSUs, 4,826,438 RSUs, and 1,134,971 PUs under the 2007 Stock Plan.

The material terms of the 2007 Stock Plan are described under Proposal 2 of this proxy statement, and the 2007 Stock Plan, with our proposed amendment, is included as Exhibit A to this proxy statement.

STOCK OWNERSHIP BY GREATER THAN 5% STOCKHOLDERS,

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table provides stock ownership information for each stockholder known to the company to beneficially own more than 5% of our common stock, for each director (all nominees for the upcoming term currently serve on the board), for each executive officer named in the Summary Compensation Table above and for all directors and executive officers (including those not named in the Summary Compensation Table) as a group. Unless otherwise indicated, figures are based on beneficial ownership as reported by the stockholders to the Securities Exchange Commission and the number of shares outstanding as of March 25, 2015. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

	Number of Shares Beneficially Owned	Percent of Shares Outstanding	Total Shares Beneficially Owned Plus Shares Underlying Vested Nonemployee Director DSUs(7)
Blackrock, Inc.(1)	9,986,600	8.57%
55 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors, LP(2)	9,692,884	8.31%
6300 Bee Cave Road
Austin, TX 78746

Barrow, Hanley, Mewhinney & Strauss, LLC(3)	8,090,157	6.94%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761

Vanguard Group, Inc.(4)	7,321,815	6.28%
100 Vanguard Blvd.
Malvern, PA 19355

Royce & Associates LLC(5)	6,597,954	5.66%
745 Fifth Avenue
New York, NY 10151

Mark S. Thompson(6)	501,566	*
Mark S. Frey(6)	64,426	*
Paul D. Delva(6)	52,669	*
Chris Allexandre(6)	—	*
Charles P. Carinalli(6)	36,000	*	66,001
Randy W. Carson(6)	38,115	*	68,116
Anthony Lear(6)	—	*	30,001
Terry Klebe(6)	—	*	30,001
Catherine P. Lego(6)	20,000	*	25,714
Kevin J. McGarity(6)	41,500	*	71,501
Bryan R. Roub(6)	44,000	*	74,001
Ronald W. Shelly(6)	375	*	30,376
All directors and executive officers as a group(12 persons)	798,651	*	395,711

*	Less than 1%
(1)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 23, 2015, as of December 31, 2014, BlackRock had sole voting power with respect to 9,685,501 shares and sole investment power with respect to 9,986,600.

(2)	Based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP, (“Dimensional”) with the SEC on February 5, 2015, as of December 31, 2014. Dimensional had sole voting power with respect to 9,575,026 shares and sole investment power with respect to 9,692,884 shares.
(3)	Based solely on Schedule 13G/A filed by Barrow, Hanley, Mewhinney & Strauss, LLC with the SEC on February 10, 2015. Barrow had sole voting power with respect to 5,094,196 shares; shared power to vote or to direct the vote: 2,995,961 shares; sole power to dispose or to direct the disposition of: 8,090,157 shares.
(4)	Based solely on Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2015, as of December 31, 2014. Vanguard had sole voting power with respect to 174,549 shares, sole investment power with respect to 7,158,066 shares and shared investment power with respect to 163,749 shares.
(5)	Based solely on Schedule 13G/A filed by Royce & Associates, LLC, with the SEC on January 9, 2015, as of December 31, 2014. Royce had sole voting power and sole investment power with respect to 6,597,954 shares.
(6)	Shares reported include those underlying stock options and other stock unit awards that vested or were exercisable on March 25, 2015 or within 60 days after that date in the following amounts:

	Stock Options	Stock Unit Awards
Mr. Thompson	80,000	—
Mr. Frey	12,000	—
Mr. Delva	5,000	—
Mr. Allexandre	—	—
Mr. London	11,600	—
Mr. Ullal	—	51,000
Mr. Carinalli	—	—
Mr. Carson	—	—
Mr. Klebe	—	—
Mr. Lear	—	—
Ms. Lego	—	—
Mr. McGarity	—	—
Mr. Roub	—	—
Mr. Shelly	—	—
All directors and executive officers as a group (12 persons)	108,600	51,000

(7)	Shares displayed in this column reflect all shares beneficially owned plus shares underlying nonemployee director stock units (DSUs) for which the director has deferred receipt of the underlying shares of stock for at least a five-year period following the grant date. For more information on nonemployee director equity grants, see section entitled “Director Compensation.”

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own more than 10% of the company’s common stock, to file reports of ownership and changes in ownership of the common stock and other equity securities of the company with the Securities and Exchange Commission and the NASDAQ Stock Market. Based solely on our review of the copies of such reports received by the company and any written representations that no other reports were required, we believe that all officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year 2014.

2016 STOCKHOLDER PROPOSALS

In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2016 pursuant to Rule 14a-8 under the Securities Exchange

Act of 1934, the proposal must be received by the company in writing on or before the close of business on December 10, 2015, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to:

Attention: General Counsel

Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California 95134

Our bylaws require that any stockholder wishing to introduce a proposal or other business (other than nominations of candidates for election as director) that is not included in the proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 at an annual meeting of stockholders must give the company written notice at least 60 days and not more than 90 days in advance of the first anniversary of the prior year’s annual meeting, provided, however, that in the event that the date of the meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, and that the notice must meet certain requirements set forth in the bylaws. Our bylaws also set forth requirements for any stockholder wishing to nominate a candidate for election as a director at the annual meeting. Our bylaws require that any stockholder intending to make a nomination provide written notice of the stockholder’s intention to make such nomination not less than 60 days prior to the annual meeting at which such nomination is to occur and the notice must meet certain requirements set forth in the bylaws. These notices should be sent to the Corporate Secretary at Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine, 04106. For the 2016 annual meeting, a proposal or other business (other than nominations of candidates for election as director) that is not included in the proxy statement pursuant to Rule 14a-8 must be received by not earlier than February 19, 2016 and not later than March 21, 2016 and any nomination of a candidate for election as a director at the annual meeting must be received by March 21, 2016. If notice of a matter is not received within the applicable deadlines or does not comply with the bylaws, the chairman of the meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the persons named on the proxy card will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

Our bylaws are available through our corporate governance website at https://www.fairchildsemi.com/about/investors/corporate-governance/ or by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” Stockholders may also request a copy of the bylaws from the corporate secretary by writing to the above address.

HOW TO GET MORE INFORMATION AND MATERIALS

We file annual, quarterly and special reports and other information with the SEC in addition to our proxy statements. You may read and copy any reports, statements and other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available to the public at the web site maintained by the SEC, http://www.sec.gov.

We also make available, free of charge, through our corporate governance web site or by contacting the office of our corporate secretary by mail, telephone or email, any of the following documents:

•	our corporate charter (known as our Certificate of Incorporation);

•	our corporate bylaws;

•	our Corporate Governance Guidelines;

•	our Corporate Responsibility Policy;

•	our Code of Business Conduct and Ethics;

•	the charters of any of the three standing committees of our board of directors; or

•	our Annual Report on Form 10-K for our fiscal year ended December 28,2014.

To access and print these documents electronically, or to request that free copies be emailed to you or sent to you via first-class mail, choose any of the following options:

•

visit our corporate governance web site at https://www.fairchildsemi.com/about/investors/corporate-governance/contact-the-board/, or go to our investor relations web site at http://investor.fairchildsemi.com and click on the links under “Corporate Governance.” On our governance web site you can find updated information about our board and corporate governance and information on how to contact our board of directors, its committees and their members;

•	email the office of the Corporate Secretary at corpsecretary@fairchildsemi.com;

•	write via first-class mail to: Office of Corporate Secretary/Fairchild Semiconductor/82 Running Hill Road/South Portland, ME 04106; or

•	call the office of the Corporate Secretary at (207) 775-8100.

We also make available, free of charge, through our investor relations web site, our reports on Forms 10-K, 10-Q and 8-K, amendments to those reports, and other SEC filings, as soon as reasonably practicable after they are filed with the SEC. The address for our investor relations web site is http://investor.fairchildsemi.com (click on “SEC filings”).

The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the office of the corporate secretary at (207) 775-8100 or by writing to us at the address given above. For future annual meetings, you may request separate proxy materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above. If you are a beneficial owner and wish in the future to receive a separate set of proxy materials for each brokerage account through which you may own our shares or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. We will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding a separate copy of the materials upon the stockholder’s written or oral request through the methods set forth above.

COSTS OF SOLICITING PROXIES

The company is paying all costs to prepare, assemble and mail the notice of annual meeting, proxy statement and proxy card. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person, by telephone or e-mail. In addition, the company has retained D.F. King & Co. to provide proxy solicitation services including the distribution of proxy materials and the solicitation of proxies, for a fee of $9,000, plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor will reimburse brokerage firms and other nominee holders for their expenses in forwarding proxy material to beneficial owners of the company’s common stock.

Exhibit A

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

1. Purpose

The purpose of the Fairchild Semiconductor 2007 Stock Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, Nonemployee Directors and individual consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company stockholder value. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Administrator over which Deferred Stock Units are to be earned.

(f) “Board” means the board of directors of the Company.

(g) “Cause” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, (i) “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any of its Affiliates or Subsidiaries because of (A) the Participant’s commission or conviction of a felony under federal law or the law of the state in which such action occurred, (B) the Participant’s dishonesty in the course of fulfilling the Participant’s employment duties, (C) the Participant’s willful and deliberate failure to perform his or her employment duties in any material respect, or (D) in the case of a termination prior to a Change in Control, such other events as shall be determined by the Administrator. The Administrator shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(h) “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 12(b) and (c), respectively.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(j) “Company” means Fairchild Semiconductor International, Inc., a Delaware corporation.

(k) “Deferred Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future. A Deferred Stock Unit that is based solely upon continued employment and/or the passage of time is a Restricted Stock Unit (“RSU”) while a Deferred Stock Unit that is based on performance criteria and a level of achievement versus such criteria is a Performance Unit (“PU”).

(l) “Disability” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, a Participant being considered “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(m) “Early Retirement” means the termination of a Participant’s employment or service, by the Participant or the Company, following which the Participant has no intention of engaging in, and does not in fact subsequently engage in, full-time employment, after attaining age 55, if the Participant’s elapsed years of continuous full-time employment or service with the Company or an Affiliate plus the Participant’s age equals 65 or more; provided that for any Nonemployee Director, it means the termination of the Nonemployee Director’s service with the Company or an Affiliate, after attaining age 55, if the Nonemployee Director’s elapsed years of continuous service with the Company or an Affiliate plus the Nonemployee Director’s age equals 65 or more.

(n) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Shares on the NASDAQ Stock Market ~~New York Stock Exchange Composite Tape or~~, if not listed on such exchange, on any other national securities exchange on which the Shares are listed ~~or on NASDAQ~~, in any case, as reporting in such source as the Administrator shall select. If there is no regular public trading market for such Shares, the Fair Market Value of the Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.

(o) “Good Reason” means a Termination of Employment for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no Termination of Employment for that Participant shall be considered to be for “Good Reason.”

(p) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(q) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Individual Agreement” means a written employment, consulting or similar agreement, including the Company’s Executive Severance Policy, between a Participant and the Company or one of its Subsidiaries or Affiliates.

(s) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(t) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Normal Retirement” means retirement from active employment or service with the Company, a Subsidiary or Affiliate at or after age 65.

(v) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(w) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(x) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(y) “Plan” means Fairchild Semiconductor 2007 Stock Plan as set forth herein and as amended from time to time.

(z) “Prior Plan” means the Fairchild Semiconductor Stock Plan, as amended and restated as of May 3, 2006.

(aa) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(bb) “Retirement” means Normal Retirement or Early Retirement. For the avoidance of doubt, the definitions of Retirement herein are solely for the purposes of the Plan and for no other purpose, provided, however, that the definitions are incorporated by reference into the Company’s Executive Severance Plan.

(cc) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(dd) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12(d).

(ee) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(gg) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(hh) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries of Affiliates, or, with respect to a service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee or other service provider of the Company or a Subsidiary or Affiliate shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee, or service-provider for, the Company or another Subsidiary or Affiliate.

3. Eligibility

Any person who is a current or prospective officer or employee ~~(within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual)~~, including any director who is also an employee, in his or her capacity as such, of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(d), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of February 14, 2007, and became effective on May 2, 2007 (the “Effective Date”) when it was approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the adoption of the Plan by the Board, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 36,188,118 ~~31,788118~~; plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of May 2, 2007, remained available for issuance under the Prior Plan (not including any Shares that were subject to, as of May 2, 2007, outstanding awards under the Prior Plan or any Shares that prior to May 2, 2007, were issued pursuant to awards granted under the Prior Plan that were settled or exercised); plus and (ii) any Shares that were subject to outstanding awards under the Prior Plan as of May 2, 2007 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); plus (iii) any Shares that were subject to outstanding awards under the 2000 Executive Stock Option Plan as of May 2, 2007 that on or after such date cease for any reason to be subject to such awards as a result of their expiration and which are not thereafter subject to awards under the 2000 Executive Stock Option Plan; provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12(d). The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code, but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares granted as Awards other than Options or Stock Appreciation Rights that are intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Nonemployee Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 30,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 15,000; provided, however, that (A) in the term of service in which a Nonemployee Director first joins the Board of Directors, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits (provided, further, that, in the event such Nonemployee Director first joins the Board of Directors in the position of Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to three hundred percent (300%) of the number of shares set forth in the foregoing limits), and (B) in the annual term of the Board of Directors in which a Nonemployee Director is designated as independent Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits. The foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued, except that the Administrator may authorize dividend equivalent accruals with respect to such Shares. Each Option shall be evidenced by an Award Agreement. Such Award Agreements shall become effective upon execution by the Company and the Participant. If such an Award Agreement is not executed by the Participant and returned to the

Company on or prior to 90 days after the date the Award Agreement is received by the Participant (or such earlier date as the Administrator may specify), such Option shall terminate unless the Administrator shall determine otherwise. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(2) Disability. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(3) Retirement. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(4) Involuntary Termination Not for Cause. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 90 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(5) Other Reasons. Unless otherwise determined by the Administrator (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Options held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in Section 6(e)(4), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 30 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Administrator may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Option, whichever period is the shorter.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g) Cashing Out of Option. On receipt of written notice of exercise, the Administrator may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the Participant an amount, in cash or Shares, equal to the excess of the per Share Fair Market Value of the Shares over the per Share exercise price of the Option times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

(h) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Administrator shall determine at the time of grant or thereafter, a Participant shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the exercise price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such election, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the exercise price per Share under the Option multiplied by the number of Shares granted under the Option as to which the right granted under this Section 6(h) shall have been exercised.

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8. Restricted Stock and Deferred Stock Units

(a) Restricted Stock and Deferred Stock Unit Awards. Restricted Stock and Deferred Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Deferred Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Deferred Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Deferred Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Deferred Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Deferred Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Deferred Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Deferred Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Deferred Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Deferred Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Deferred Stock Units, including, with respect to Deferred Stock Units, the duration of the Award Cycle, if any, and (vi) restrictions on the transferability of the Shares or Deferred Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Deferred Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Deferred Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full until the thirty-sixth month following the month in which the Award is granted, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, Disability, Retirement, Termination of Employment by the Company without Cause or by the Participant for Good Reason, or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Deferred Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. At the expiration of an applicable Award Cycle, the Administrator shall evaluate the Company’s performance in light of any performance goals for an Award of Deferred Stock Units, and shall determine the number of Deferred Stock Units granted to the Participant which have been earned, and the Administrator shall then cause to be delivered (A) a number of Shares equal to the number of Deferred Stock Units determined by the Administrator to have been earned, or (B) cash equal to the Fair Market Value of such number of Shares, or (C) a combination of cash and Shares equal to the Fair Market Value of the number of Deferred Stock Units determined by the Administrator to have been earned, as the Administrator shall elect. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Deferred Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Deferred Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Deferred Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Deferred Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Reinvestment of dividends in additional

Restricted Stock and/or Deferred Stock Units at the time of any dividend payment shall only be permissible if sufficient Shares are available under Section 5(a) for such reinvestment (taking into account then outstanding Awards).

(g) ~~Deferred~~ Restricted Stock Units for Nonemployee Directors. Each Nonemployee Director shall receive an Award of not more than 15,000 ~~Deferred~~ Restricted Stock Units, as determined by the Board upon the recommendation of the Administrator, upon his or her first election or appointment to the Board, which Award (i) shall vest ratably over a period that expires in the thirty-sixth month following the month in which the Award is granted, except that the Award shall vest in full upon the Nonemployee Director’s Retirement.~~, and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law. or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator.~~ In addition, each Nonemployee Director other than the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than 15,000 ~~Deferred~~ Restricted Stock Units, and the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than two hundred percent of the number of ~~Deferred~~ Restricted Stock Units granted to the other Nonemployee Directors as their annual ~~Deferred~~ Restricted Stock Unit award, each as determined by the Board upon the recommendation of the Administrator, which Awards shall vest in full upon the first anniversary of the date of grant ~~ratably over the following three annual terms off the Nonemployee Director’s service on the Board,~~ except that the Award shall vest in full upon the Nonemployee Director’s Retirement. ~~and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law. or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator~~

(h) Deferral of Restricted Stock Unit Awards for Nonemployee Directors. Each Nonemployee Director shall have the option to defer settlement of any Award to one or more dates chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such other date as determined in accordance with applicable tax or other law or regulation (the “Deferral Date”). Awards to Nonemployee Directors shall be made only in accordance with the foregoing terms of paragraph (g) and this paragraph (h), and, except as specifically provided in this Plan, neither the Administrator nor the Board shall have any authority or discretion with respect to such Awards.

9. Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an

Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f) Tax Offset Bonuses. At the time an Award other than Options or Stock Appreciation Rights is made under this Plan or at any time thereafter, the Administrator may grant to the Participant receiving such Award the right to receive a cash payment in an amount specified by the Administrator, to be paid at such time or times (if ever) as the Award results in compensation income to the Participant, for the purpose of assisting the Participant to pay the resulting taxes, all as determined by the Administrator and on such other terms and conditions as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Deferred Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Change in Control; Adjustment of and Changes in the Stock

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of a Change in Control:

(1) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested;

(2) the restrictions and deferral limitations applicable to any Restricted Stock outstanding as of the date such Change in Control shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

(3) all Deferred Stock Units outstanding as of the date such Change in Control shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse and such Deferred Stock Units shall be settled in cash as promptly as is practicable following the Change in Control.

Notwithstanding the foregoing, in no event shall the treatment specified in this Section 12(a)(1), (2) and (3) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change in Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified employees” (as such term is defined under Section 409A of the Code)), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Administrator determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 12(a)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) Any acquisition by the Company, (C) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) Any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 12(b); or

(2) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 12(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the shares or assets of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a Share in any transaction reported on the NASDAQ Stock Market ~~New York Stock Exchange Composite Tape~~ or other national exchange on which such shares are listed ~~or on NASDAQ~~ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Shares on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(d) Adjustments. The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12(d). In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12(d) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award (other than Options or Stock Appreciation Rights) or portion of an Award (other than Options or Stock Appreciation Rights) that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws, provisions or assumptions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company and (vi) amortization of acquisition-related intangible assets.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator in the case of a Nonqualified Stock Option or Stock Appreciation Right granted to a Nonemployee Director or member of the Company’s Executive Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement or engages in any activity in competition with the business of the Company or any Subsidiary or Affiliate, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan, and/or following the exercise or payment of an Award within a period specified by the Administrator, to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution or written policy authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution or policy so authorizing such officer or officers shall specify that the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority shall not exceed the annual allotment of shares approved by the Compensation Committee, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (vii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award.

(e) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(f) Foreign Employees. In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Participants on assignments outside their home country.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12(d), no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ National Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

24. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

25. Inclusion of Awards as Part of Mandatory Holdings

The Board or the Compensation Committee may establish policies or make such provisions as either deems necessary or appropriate relating to Awards or portions thereof that may be included as part of a Participant’s holdings for purposes of any stock ownership requirements implemented from time to time.

Directions to the offices of Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California

From US 101 (Bayshore Freeway), take exit 392 and merge onto Montague Expressway. Proceed approximately 1.5 miles and turn right onto Orchard Drive. Turn right onto Orchard Parkway and turn left immediately into Fairchild Semiconductor parking lot.

IMPORTANT ANNUAL MEETING INFORMATION 000004
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
ENDORSEMENT_LINE            SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2015.
Vote by Internet
Go to www.envisionreports.com/FCS
Or scan the QR code with your smartphone
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Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4, and 5.
1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +
01—Charles P. Carinalli 02—Randy W. Carson 03—Terry A. Klebe
04—Anthony Lear 05—Catherine P. Lego 06—Kevin J. McGarity
07—Bryan R. Roub 08—Ronald W. Shelly 09—Mark S. Thompson
For Against Abstain For Against Abstain
2. Proposal to approve several amendments to the Fairchild 3. Proposal to approve amendments to the Fairchild
Semiconductor 2007 Stock Plan, including an amendment Semiconductor 2007 Stock Plan to align our equity awards to increasing the number of shares available for issuance nonemployee directors with current market standards. under the Plan by 4,400,000 shares.
4. Proposal to approve an advisory resolution on 5. Proposal to ratify independent public accounting executive compensation. firm for 2015.
B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UP X 2318591 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Directions to the Fairchild Semiconductor International Inc. 2015 Annual Meeting of Stockholders Meeting are available in the proxy statement which may be viewed at www.envisionreports.com/FCS.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Fairchild Semiconductor International, Inc.
Notice of 2015 Annual Meeting of Stockholders
3030 Orchard Parkway, San Jose, California 95134
Proxy Solicited by Board of Directors for Annual Meeting – May 20, 2015
Paul D. Delva or Stephen P. Caso, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fairchild Semiconductor International, Inc to be held on May 20, 2015 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3, 4, and 5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4, and 5.
1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +
01—Charles P. Carinalli 02—Randy W. Carson 03—Terry A. Klebe
04—Anthony Lear 05—Catherine P. Lego 06—Kevin J. McGarity
07—Bryan R. Roub 08—Ronald W. Shelly 09—Mark S. Thompson
For Against Abstain For Against Abstain
2. Proposal to approve several amendments to the Fairchild 3. Proposal to approve amendments to the Fairchild
Semiconductor 2007 Stock Plan, including an amendment Semiconductor 2007 Stock Plan to align our equity awards to increasing the number of shares available for issuance nonemployee directors with current market standards. under the Plan by 4,400,000 shares.
4. Proposal to approve an advisory resolution on 5. Proposal to ratify independent public accounting executive compensation. firm for 2015.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
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Directions to the Fairchild Semiconductor International Inc. 2015 Annual Meeting of Stockholders Meeting are available in the proxy statement which may be viewed at www.edocumentview.com/FCS.
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Fairchild Semiconductor International, Inc.
Notice of 2015 Annual Meeting of Stockholders
3030 Orchard Parkway, San Jose, California 95134
Proxy Solicited by Board of Directors for Annual Meeting – May 20, 2015
Paul D. Delva or Stephen P. Caso, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fairchild Semiconductor International, Inc to be held on May 20, 2015 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3, 4, and 5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)